Exhibit 2.1
EXECUTION

Agreement and Plan of Merger
Dated as of April 19, 2006
among
NeuStar, Inc.
UDNS Merger Sub, Inc.,
UltraDNS Corporation
and
Ron Lachman,
as the Holder Representative

i

EXHIBITS
Exhibits:
Exhibit A: Individuals Party to the Employment Agreements
Exhibit B: Form of Employment Letter
Exhibit C: Form of Escrow Agreement
Exhibit D: Knowledge Group
Exhibit E: Net Working Capital Methodology

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER, dated as of April 19, 2006 (this “Agreement”), is by and among UltraDNS Corporation, a Delaware corporation (the “Company”), NeuStar, Inc., a Delaware corporation (“Parent”), UDNS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Ron Lachman, solely in his capacity as the Holder Representative hereunder.
R E C I T A L S
          WHEREAS, Parent has formed Merger Sub for the purpose of merging it with and into the Company in order to acquire the Company as a wholly owned subsidiary;
          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement, and the respective Boards of Directors of Merger Sub and the Company have approved and adopted this Agreement;
          WHEREAS, the respective Boards of Directors of Merger Sub and the Company have determined that the Merger is in the best interest of their respective stockholders;
          WHEREAS, certain stockholders of the Company have entered into a voting agreement with Parent, dated the date hereof (the “Voting Agreement”), agreeing, among other things, to support the transactions contemplated by this Agreement;
          WHEREAS, the individuals listed on Exhibit A hereto have received employment letters from Parent in the form attached hereto as Exhibit B that will become effective as of the Effective Time;
          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
          WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the holders of the outstanding shares of the Company’s capital stock as of the Effective Time.
A G R E E M E N T
          NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
          SECTION 1.1. Certain Definitions. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
          “Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, manager, agent, employee or relative of such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.
          “Aggregate Series A Preference Amount” means the product of (x) the Series A Preference Amount and (y) the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.
          “Aggregate Series B Preference Amount” means the product of (x) the Series B Preference Amount and (y) the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.
          “Agreement” has the meaning specified in the preamble of this Agreement.
          “Annual Financial Statements” has the meaning specified in Section 3.7(a).
          “Applicable Law” means, with respect to any Person, any federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, award, decree or other requirement, of any Governmental Entity (including any Environmental Law) applicable to such Person or its respective properties or assets.
          “Arbitrator” has the meaning specified in Section 2.13(c).
          “Audited Financial Statements” has the meaning specified in Section 3.7(a).
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Law to be closed in New York, New York.
          “Cap” has the meaning specified in Section 8.2(d).
          “Cash” means an amount equal to the total amount of cash and cash equivalents of the Company, determined in accordance with GAAP.

          “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.).
          “Certificate of Merger” has the meaning specified in Section 2.2.
          “Certificates” has the meaning specified in Section 2.8(b).
          “Claim Notice” has the meaning specified in Section 8.4(a).
          “Closing” has the meaning specified in Section 2.12(a).
          “Closing Date” has the meaning specified in Section 2.12(a).
          “Closing Date Balance Sheet” has the meaning specified in Section 2.13(b).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Amount” means the sum of (x) the Merger Consideration for Common Equity plus (y) the aggregate exercise price of all unexercised In-the-Money Options and Warrants outstanding immediately prior to the Effective Time (without giving effect to any provision of such Warrants that provide for the expiration of such Warrants immediately prior to the Closing).
          “Common Per Share Amount” means an amount, rounded to the nearest $0.01, equal to the Common Amount divided by the Fully Diluted Number.
          “Common Per Share Amount Available at Closing” means an amount equal to the Common Per Share Amount less the Escrow Per Share Amount (in each case calculated using Estimated Net Debt and Estimated Net Working Capital in lieu of Net Debt and Net Working Capital, which shall be finally determined after Closing in accordance with Section 2.13).
          “Common Shares” has the meaning specified in Section 2.7(c).
          “Common Stock” means the common stock, par value $0.01 per share, of the Company.
          “Company” has the meaning specified in the preamble of this Agreement.
          “Company Board” means the Board of Directors of the Company.
          “Company Bylaws” means the Amended and Restated Bylaws of the Company, as in effect on the date of this Agreement.
          “Company Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Company, as in effect on the date of this Agreement.
          “Company Patents” has the meaning specified in Section 3.15(d).

          “Company Transaction Expenses” means (i) any and all out of pocket expenses incurred by the Company in connection with the transactions contemplated by this Agreement, to the extent such expenses remain unpaid as of the Closing, including to the extent payable by the Company, the fees of legal advisors, accountants, investment bankers, financial advisors, valuation firms or similar professionals (excluding, for the avoidance of doubt, fees of the auditors related to auditing the Company’s annual financial statements for fiscal years 2005 (if any) and 2004, which are reflected as current liabilities on the Company’s Closing Date Balance Sheet), (ii) all sale bonuses, “stay-around” or similar bonuses payable in connection with the transactions contemplated by this Agreement and (iii) all amounts payable in connection with the purchase of officers and directors liability insurance pursuant to Section 5.12(b).
          “Confidentiality Agreement” means the letter agreement, dated February 9, 2006, between the Company and Parent.
          “Continuing Employee” has the meaning specified in Section 5.11(a).
          “Contracts” means all contracts, sub-contracts, agreements, leases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind, whether written or oral, to which the Company is a party or by which any portion of its properties or assets may be bound.
          “Copyrights” means rights associated with works of authorship, including all exclusive exploitation rights, copyrights, neighboring rights, moral rights and mask works, including any registrations and applications therefor and whether registered or unregistered.
          “COTS Software” means commercial “off-the-shelf” desktop applications available through commercial distributors or in consumer retail stores or from the internet pursuant to third person “shrink wrap” or “click through” licenses.
          “Deductible” has the meaning specified in Section 8.2(c).
          “DGCL” has the meaning specified in Section 2.1.
          “Disagreement Notice” has the meaning specified in Section 8.4(b).
          “Disclosure Schedule” has the meaning specified in the preamble to Article III.
          “Dissenting Shares” has the meaning specified in Section 2.9.
          “Effective Time” has the meaning specified in Section 2.2.
          “Employee” has the meaning specified in Section 5.11(b).
          “Employee Benefit Plan” means each plan, fund, program, scheme, agreement, or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), with respect to which the Company has or may have any liability and that is or, in the case of any “employee benefit plan” (as defined in Section 3(3) of ERISA) has, within the past six years, been directly or indirectly sponsored, maintained, or provided by the Company and that provides or provided a material benefit of value to current or former employees or directors of the Company, or the dependents of any of them, including incentive compensation, equity compensation, medical benefits, vacation, severance or termination pay, and unemployment benefits.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any other entity that, together with the Company, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
          “Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other similar right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.
          “Environment” means any ambient air; workplace or indoor air; surface water; drinking water; groundwater; aquifer; land surface; subsurface strata; soil; subsoil; river sediment; plant or animal life; natural resources; workplace; or real property and the physical buildings, structures, improvements and fixtures thereon.
          “Environmental Law” means any and all Applicable Laws: (1) regulating protection of the Environment, (2) regulating the Environmental Management, Release or Remediation of Hazardous Substances, (3) regulating the exposure of Persons to Hazardous Substances, or (4) regulating occupational health and safety, including CERCLA, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.) and any requirements promulgated pursuant to these Applicable Laws or any analogous state or local Applicable Laws.
          “Environmental Management” means with respect to any substance or material, the use, possession, distribution, processing, manufacturing, generation, treatment, storage, recycling, transportation or disposal of such substance or material.
          “Equityholders” means the holders of the Common Stock, Preferred Stock, Options and Warrants immediately prior to the Effective Time.
          “Escrow Account” means the account into which the Escrow Amount will be deposited at Closing.
          “Escrow Agent” means The Bank of New York.
          “Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit C, to be entered into as of the Closing by and among Parent, the Escrow Agent and the Holder Representative.

          “Escrow Amount” has the meaning specified in Section 2.8(a).
          “Escrow Per Share Amount” means, with respect to any share of Common Stock or Preferred Stock, or any share of Common Stock or Preferred Stock subject to Options or Warrants, an amount per share equal to the Escrow Amount multiplied by a fraction (x) the numerator of which is the amount of cash consideration payable in respect of such share (assuming the entire Escrow Amount ultimately is paid out to the Equityholders) and (y) the denominator of which is the amount of cash consideration payable in respect of all such shares at the Closing (assuming the entire Escrow Amount ultimately is paid out to the Equityholders).
          “Estimated Net Debt” has the meaning specified in Section 2.12(c).
          “Estimated Net Working Capital” has the meaning specified in Section 2.12(b).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Final Adjustment Amount” has the meaning specified in Section 2.13(e)(i).
          “Final Adjustment Per Share Amount” means an amount, rounded to the nearest $0.01, equal to (x) the Final Adjustment Amount divided by (y) the sum of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time, plus (ii) the number of shares of Common Stock into which the shares of Series A Preferred Stock were convertible immediately prior to the Effective Time, plus (iii) the number of shares of Common Stock into which the shares of Series B Preferred Stock were convertible immediately prior to the Effective Time, plus (iv) the number of Common Shares that were issuable upon exercise of such Warrants immediately prior to the Effective Time (without giving effect to any provision of such Warrant that provides for the expiration of such Warrant immediately prior to the Closing and with Warrants to purchase shares of Preferred Stock calculated as if the Preferred Stock had been converted into Common Stock), plus (v) the number of Common Shares for which the In-the-Money-Options were exercisable immediately prior to the Effective Time.
          “Final Adjustment Schedule” has the meaning specified in Section 2.13(b).
          “Financial Statements” has the meaning specified in Section 3.7(a).
          “Fully Diluted Number” means the sum of:
          (a) the number of issued and outstanding shares of Common Stock as of immediately prior to the Effective Time;
          (b) the number of shares of Common Stock issuable upon exercise of all outstanding In-the-Money Options as of immediately prior to the Effective Time;
          (c) the number of shares of Common Stock issuable upon exercise of all outstanding Warrants as of immediately prior to the Effective Time (without giving effect to any provision of such Warrant that provides for the expiration of such Warrant immediately prior to the Closing and with Warrants to purchase shares of Preferred Stock calculated as if the Preferred Stock had been converted into Common Stock);

          (d) the number of shares of Common Stock issuable upon the conversion into Common Stock of all shares of Series A Preferred Stock that are outstanding immediately prior to the Effective Time; and
          (e) the number of shares of Common Stock issuable upon the conversion into Common Stock of all shares of Series B Preferred Stock that are outstanding immediately prior to the Effective Time.
          “GAAP” means generally accepted accounting principles in the United States.
          “Government Contract” means any prime contract, subcontract, basic ordering agreement, teaming agreement or arrangement, joint venture agreement, letter agreement, purchase order, delivery order, bid, change order or other similar commitment between the Company and (i) the U.S. Government or a department or agency thereof or (ii) any prime contractor or subcontractor with respect to performance by the Company as a subcontractor of any portion of the obligations of a prime contract with the U.S. Government or a department or agency thereof.
          “Governmental Entity” means any United States federal, state or local or any supra-national or non-United States government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal or judicial or arbitral body.
          “Handling” means the production, use, generation, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling or disposition of any kind of any Hazardous Substance.
          “Hazardous Substance” means any waste, substance or any other material: (1) the Release or presence of which requires investigation or Remediation under any Environmental Law; (2) that is defined as a “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “hazardous material” or “hazardous substance” under any Environmental Law; (3) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous; or (4) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.
          “Holder Representative” means Ron Lachman, in his capacity as the representative of the Equityholders hereunder.
          “Holder Representative Indemnitees” has the meaning specified in Section 8.7(f).
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “In-the-Money Options” means Options with a per share exercise price in excess of the Common Per Share Amount (calculated using Estimated Net Debt and Estimated Net Working Capital in lieu of Net Debt and Net Working Capital, which shall be finally determined after Closing in accordance with Section 2.13).

          “Inbound License Agreements” has the meaning specified in Section 3.10(a)(viii).
          “Indebtedness” means, with respect to a specified Person, without duplication:
          (a) all obligations for borrowed money, including, without limitation, under the Promissory Note (including all outstanding principal, prepayment premiums, if any, change of control premiums, and accrued interest, fees and expenses related thereto);
          (b) all obligations evidenced by notes, bonds, debentures or other similar instruments (including all outstanding principal, prepayment premiums, if any, change of control premiums, and accrued interest, fees and expenses related thereto);
          (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business;
          (d) all obligations of such Person as lessee under leases that have been, or should be, in accordance with GAAP, recorded as capital leases;
          (e) all obligations (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, including, without limitation, any letters of credit that are outstanding under the SVB Loan Agreement;
          (f) all obligations under any interest rate, currency or other hedging agreement; and
          (g) any direct or indirect guarantee by the Company of Indebtedness of any other Person of a type described in clause (a) through (f) above.
          “Indemnification Claim” has the meaning specified in Section 8.3(a).
          “Indemnifying Party” has the meaning specified in Section 8.4(a).
          “Indemnitee” has the meaning specified in Section 8.2(b).
          “Intellectual Property” means, collectively, all intellectual property rights arising from or associated with Trademarks, Patents, Copyrights and Trade Secrets, as well as moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Trademarks, Patents, Copyrights or Trade Secrets, whether protected, created, or arising under the laws of the United States or any other jurisdiction.
          “Interim Financial Statements” has the meaning specified in Section 3.7(a).
          “IRS” means the Internal Revenue Service.

          “Knowledge of the Company” means the actual knowledge, after due inquiry, of any of the individuals set forth on Exhibit D hereto, it being understood that “due inquiry” shall mean inquiry of Company personnel with expertise or special knowledge in the subject matter of the knowledge-qualified representation.
          “Leased Real Property” has the meaning specified in Section 3.11(b).
          “Leases” has the meaning specified in Section 3.11(b).
          “Legal Proceeding” means any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.
          “Letter of Transmittal” has the meaning specified in Section 2.8(b).
          “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
          “Losses” means all (A) deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages, interest, fines and penalties and (B) costs, expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, prosecuting, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor.
          “Majority Equityholders” has the meaning specified in Section 8.7(a).
          “Material Adverse Effect,” with respect to (a) the Company, means any effect on, change affecting, or condition having an effect on, the Company that is, or would reasonably be expected to be, materially adverse to (i) the business, assets, properties or condition (financial or otherwise) or results of operations of the Company, excluding the effect of any events or conditions resulting from or arising out of (A) changes or developments in the principal industry in which the Company operates generally, which changes or developments do not disproportionately affect the Company’s principal DNS software, networks or service offerings relative to the DNS software, networks or service offerings of other providers in such industry, (B) earthquakes, acts of war, sabotage or terrorism, military actions or the escalation thereof, and (C) the announcement of this Agreement or the transactions contemplated hereby, and (b) the Company or Parent, as the case may be, the ability of such Person to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
          “Material Contracts” has the meaning specified in Section 3.10(a).
          “Merger” has the meaning specified in Section 2.1.

          “Merger Consideration for Common Equity” means an amount equal to the sum of:
          (a) $61.8 million;
          (b) minus the Aggregate Series A Preference Amount;
          (c) minus the Aggregate Series B Preference Amount;
          (d) minus the Net Debt Amount;
          (e) minus the amount of Company Transaction Expenses; and
          (f) (i) plus the amount, if any, by which Net Working Capital is greater than the NWC Target, or (ii) minus the amount, if any, by which Net Working Capital is less than the NWC Target.
          “Merger Sub” has the meaning specified in the preamble of this Agreement.
          “Multi-Employer Plan” has the meaning specified in Section 3(37) of ERISA.
          “Net Debt” means, for the Company, an amount equal to Indebtedness (excluding amounts outstanding under the software line of credit with Oracle) minus Cash, each as determined in accordance with GAAP consistent with past practices as of the close of business on the day immediately preceding the Closing Date.
          “Net Debt Notice” has the meaning specified in Section 2.12(c).
          “Net Working Capital” means the difference between (x) the sum of accounts receivable, net, prepaid expenses and other current assets of the Company and (y) the sum of accounts payable, accrued compensation, accrued expenses and deferred revenue of the Company, in each case calculated as of immediately prior to the Closing in accordance with GAAP applied on a consistent basis with the Company’s past practices, but excluding from such calculation all unpaid Company Transaction Expenses that are included in the calculation of Company Transaction Expenses. Set forth in Exhibit E hereto is the methodology for computing the Net Working Capital.
          “NWC Target” means $250,000.
          “Open Source License” has the meaning specified in Section 3.15(k).
          “Operating Plan” means the 2006 operating plan of the Company, a copy of which has been provided to Parent.
          “Option Plan” means the 2000 Stock Option/Stock Issuance Plan of the Company, as amended.
          “Options” means options outstanding to purchase shares of Common Stock that have been granted under the Option Plan or are otherwise outstanding.

          “Outbound License Agreements” has the meaning specified in Section 3.15(g).
          “Outside Date” has the meaning specified in Section 7.1(b).
          “Owned Copyrights” has the meaning specified in Section 3.15(e)(i).
          “Parent” has the meaning specified in the preamble of this Agreement.
          “Parent Indemnitee” has the meaning specified in Section 8.2(a).
          “Patents” means patents and patent applications, including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing.
          “Payment Agent” means The Bank of New York.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Permits” has the meaning specified in Section 3.13(b).
          “Permitted Encumbrances” means:
          (a) encumbrances for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings;
          (b) landlord’s, warehouseman’s, mechanics’, carriers’, workers’, repairers’ and similar encumbrances arising or incurred in the ordinary course of business in respect of obligations which are not yet due or which are bonded or which are being contested in good faith and by appropriate proceedings;
          (c) statutory and contractual landlord’s liens under leases pursuant to which the Company is a lessee and not in default;
          (d) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, the violation of which has not had, nor would be reasonably expected to have with respect to any personal or real property of the Company, a material adverse effect on such property; and
          (e) such other imperfections of title as do not materially detract from the value or otherwise interfere with the present use of any of the Company’s or the Subsidiaries’ properties or otherwise impair the Company’s or the Subsidiaries’ business operations.
          “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.
          “Post-Closing Tax Claim” has the meaning specified in Section 5.13(h).

          “Preferred Stock” means, collectively, the Series A Preferred Stock and the Series B Preferred Stock.
          “Pre-Closing Taxes” has the meaning specified in Section 5.13(a).
          “Pro-Rata Portion” has the meaning set forth in Section 8.2(d)(iii).
          “Promissory Notes” means those certain Secured Promissory Notes, dated as of April 30, 2003, made by the Company in favor of the lenders identified therein, in the aggregate principal amount of $2,585,000 and bearing interest at 8% per annum.
          “Purchase Price Adjustment” has the meaning specified in Section 2.13(a).
          “Reference Balance Sheet” has the meaning specified in Section 3.7(a).
          “Reference Balance Sheet Date” has the meaning specified in Section 3.7(a).
          “Release” when used in connection with Hazardous Substance, has the meaning ascribed to that term in 42 U.S.C. 9601(22), but not including the exceptions in Subsection (A) and (D) of 42 U.S.C. 9601(22).
          “Remediation” means (1) any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; or (2) any “corrective action” as that term has been construed by Governmental Entities pursuant to 42 U.S.C. § 6924.
          “Reserve Amount” has the meaning specified in Section 2.8(a).
          “Securities Act” means the Securities Act of 1933, as amended.
          “Series A Per Share Amount” has the meaning specified in Section 2.7(a).
          “Series A Per Share Amount Available at Closing” means an amount equal to the Series A Per Share Amount less the Escrow Per Share Amount (in each case calculated using Estimated Net Debt and Estimated Net Working Capital in lieu of Net Debt and Net Working Capital, which shall be finally determined after Closing in accordance with Section 2.13).
          “Seller Indemnitee” has the meaning specified in Section 8.2(b).
          “Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.01 per share.
          “Series A Preference Amount” means $1.71875 per share.
          “Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.01 per share.
          “Series B Preference Amount” means $4.917864 per share.

          “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.
          “Straddle Period” has the meaning specified in Section 5.13(a).
          “Subsidiary,” with respect to any Person, means any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which is, directly or indirectly, owned by such Person.
          “Supply Contracts” has the meaning specified in Section 3.15(n).
          “Survival Date” has the meaning specified in Section 8.1.
          “Surviving Corporation” has the meaning specified in Section 2.1.
          “SVB Loan Agreement” means the Loan and Security Agreement, dated as of September 20, 2004, between Silicon Valley Bank and the Company.
          “Tax Claim” has the meaning specified in Section 5.13(f).
          “Tax Return” means any return, report or statement required to be filed with any Governmental Entity with respect to Taxes.
          “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including but not limited to those on or measured by or referred to as net income, gross receipts, capital, sales, use, ad valorem, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, value added, real estate, property, windfall profits and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i).
          “Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.
          “Telecom Service Provider” means a Person that offers telecommunications services to the public at large, and is, therefore, providing telecommunications services on a common carrier basis.
          “Trademarks” means trademarks and service marks (whether registered or unregistered), trade names, designs, domain names and other internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing, together with all goodwill related to the foregoing.

          “Trade Secrets” means information, including a formula, pattern, compilation, program, device, method, technique, or process, that (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (2) is the subject of efforts to maintain its secrecy. Trade Secrets include computer software; databases; works of authorship; mask works; technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies, technical data, research and development information, and related confidential data or information.
          “TSP Affiliate” means a Person who controls, is controlled by, or is under the direct or indirect common control with another Person. For purposes of the definition of TSP Affiliate, a Person shall be deemed to “control” another if such Person possesses, directly or indirectly: (a) an equity interest by stock or otherwise in the other Person 10% or more of the total outstanding equity interests in the other Person, or (b) the power to vote 10% or more of the securities having ordinary voting power for the election of directors or management of such other Person, or (c) the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of or right to vote the stock or other equity of such other Person, by contract, joint venture agreement or otherwise.
          “Unaudited Financial Statements” has the meaning specified in Section 3.7(a).
          “Voting Agreement” has the meaning specified in the recitals of this Agreement.
          “Warrants” means warrants outstanding to purchase shares of Common Stock or Preferred Stock, as applicable.
ARTICLE II
THE MERGER
          SECTION 2.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.
          SECTION 2.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the “Certificate of Merger”) shall be duly executed and acknowledged by Merger Sub and the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date. The Merger shall become effective at such time as a properly executed and certified copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

          SECTION 2.3. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          SECTION 2.4. Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.
          SECTION 2.5. Board of Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.
          SECTION 2.6. Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.
          SECTION 2.7. Conversion of Securities.
          (a) Series A Preferred Stock. Each share of Series A Preferred Stock issued and outstanding as of the Effective Time, but excluding Dissenting Shares and any shares of Series A Preferred Stock held in the Company’s treasury, shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be converted into and shall become the right to receive cash, without interest, in an amount equal to the sum of (i) the Series A Preference Amount and (ii) the product of (x) the Common Per Share Amount and (y) the number of shares of Common Stock into which a share of Series A Preferred Stock is convertible immediately prior to the Effective Time (such amount, the “Series A Per Share Amount”), to be distributed in accordance with Sections 2.8(a) and 2.8(d).
          (b) Series B Preferred Stock. Each share of Series B Preferred Stock issued and outstanding as of the Effective Time, but excluding Dissenting Shares and any shares of Series B Preferred Stock held in the Company’s treasury, shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be converted into and shall become the right to receive cash, without interest, in an amount equal to the sum of (i) the Series B Preference Amount and (ii) the product of (x) the Common Per Share Amount and (y) the number of shares of Common Stock into which a share of Series B Preferred Stock is convertible immediately prior to the Effective Time, to be distributed in accordance with Sections 2.8(a) and 2.8(e).
          (c) Common Stock. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (the “Common Shares”), other than Dissenting Shares and Common Shares held in the Company’s treasury, shall, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder thereof, be converted into and shall become the right to receive the Common Per Share Amount, without interest, to be distributed in accordance with Sections 2.8(a) and 2.8(f).
          (d) Warrants.
          (i) At the Effective Time, each Warrant exercisable for Common Stock outstanding immediately prior to the Effective Time (without giving effect to any provision of such Warrant that provides for the expiration of such Warrant immediately prior to the Closing) shall be canceled and extinguished and be converted automatically into and become a right to receive cash in an amount equal to the product of (i) the number of Common Shares for which such Warrant is exercisable and (ii) the excess of the Common Per Share Amount over the per share exercise price of such Warrant, to be distributed in accordance with Sections 2.8(a) and 2.8(g)(i).
          (ii) At the Effective Time, each Warrant exercisable for Series A Preferred Stock outstanding immediately prior to the Effective Time shall be canceled and extinguished and be converted automatically into and become a right to receive cash in an amount equal to the product of (i) the number of shares of Series A Preferred Stock for which such Warrant is exercisable and (ii) an amount equal to the excess of the Series A Per Share Amount over the per share exercise price of such Warrant, to be distributed in accordance with Sections 2.8(a) and 2.8(g)(ii).
          (e) Options. At the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed fully vested and exercisable and shall be canceled and extinguished and be converted automatically into and become a right to receive from the Company, as of the Effective Time, cash in an amount equal to the product of (i) the number of Common Shares subject to such Option immediately prior to the Closing and (ii) the excess, if any, of (x) the Common Per Share Amount over (y) the per share exercise price of such Option, less any applicable Taxes deducted or withheld pursuant to Section 2.10, to be distributed in accordance with Sections 2.8(a) and 2.8(h).
          (f) Merger Sub Stock. At the Effective Time, each outstanding share of common stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.
          (g) Treasury Shares; Shares Owned by Parent. At the Effective Time, each share of capital stock held in the treasury of the Company and any shares of capital stock of the Company owned by Parent or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be canceled and retired and cease to exist and no payment shall be made with respect thereto.
          SECTION 2.8. Payment of Merger Consideration; Other Payments.
          (a) Escrow Amount. At the Closing, Parent shall deposit $6,100,000 of the merger consideration that would have otherwise been payable to the Equityholders pursuant to the terms of this Agreement (the “Escrow Amount”) in an account with the Escrow Agent to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement; provided that $100,000 of such Escrow Amount (the “Reserve Amount”) shall be held in a separate account by the Escrow Agent solely for the use of the Holder Representative to pay the costs, fees or other expenses (including, without limitation, all claims for indemnification under Section 8.7(f)) related to the Holder Representative’s actions taken with respect to this Agreement or the Escrow Agreement. Neither Parent nor any Parent Indemnitee shall have any right, title or interest to the Reserve Amount and shall not make any claims against the Reserve Amount under this Agreement or otherwise. The Escrow Amount shall be used to satisfy any purchase price adjustments pursuant to Section 2.13 or claims for indemnification by Parent Indemnitees determined to be due and payable pursuant to this Agreement in accordance with the terms of the Escrow Agreement and shall be maintained and used strictly in accordance with the terms of this Agreement and the Escrow Agreement. The portion of the Escrow Amount that shall be withheld with respect to each share of Series A Preferred Stock, Series B Preferred Stock and Common Stock and for any payment for each share subject to Options and Warrants shall be the Escrow Per Share Amount.
          (b) Letter of Transmittal. As promptly as reasonably practicable (and in any event no more than five Business Days) after the Closing Date, Parent shall instruct the Payment Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock or Preferred Stock or Warrants (the “Certificates”), (i) a letter of transmittal (each, a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and shall contain such other provisions as Parent shall specify and which shall be reasonably acceptable to the Company, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the cash consideration payable in respect of the shares of Common Stock and Preferred Stock and Warrants represented by such Certificates.
          (c) Deposit with the Payment Agent. Parent shall, immediately prior to the Effective Time, deposit with the Payment Agent, for the benefit of the holders of Common Stock, the Preferred Stock and the Warrants, the portion of the merger consideration attributable to the Common Stock, the Preferred Stock (including, without limitation, the Aggregate Series A Preference Amount and the Aggregate Series B Preference Amount) and the Warrants (less any portion of the Escrow Amount attributable to the Common Stock, the Preferred Stock and the Warrants that has been deposited with the Escrow Agent).
          (d) Payment on Series A Preferred Stock. Upon the surrender to the Payment Agent of a Certificate and a duly executed Letter of Transmittal related thereto for shares of Series A Preferred Stock, the holder of such Certificate shall be entitled to receive in exchange therefor by check or wire transfer (as selected by such holder) an amount in cash, without interest, equal to:
          (i) the sum of (i) the Series A Preference Amount times the number of shares of Series A Preferred Stock represented by such Certificate and (ii) the product of (x) the Common Per Share Amount Available at Closing and (y) the number of shares of Common Stock into which the shares of Series A Preferred Stock represented by such Certificate were convertible immediately prior to the Effective Time, with such payment to be made by the Payment Agent to such holder as promptly as practicable after the surrender of such holder’s Certificate;
          (ii) if and to the extent a payment is owing by Parent to the Equityholders pursuant to Section 2.13(e)(i), then pursuant to Section 2.13(f), an amount equal to the product of (x) the Final Adjustment Per Share Amount and (y) the number of shares of Common Stock into which the shares of Series A Preferred Stock represented by such Certificate were convertible immediately prior to the Effective Time; and
          (iii) any additional payments on the shares of Series A Preferred Stock pursuant to and in accordance with the provisions of the Escrow Agreement.
Such Certificate shall, after such surrender, be marked as canceled.
          (e) Payment on Series B Preferred Stock. Upon the surrender to the Payment Agent of a Certificate and a duly executed Letter of Transmittal related thereto for shares of Series B Preferred Stock, the holder of such Certificate shall be entitled to receive in exchange therefor by check or wire transfer (as selected by such holder) an amount in cash, without interest, equal to:
          (i) the sum of (i) the Series B Preference Amount times the number of shares of Series B Preferred Stock represented by such Certificate and (ii) the product of (x) the Common Per Share Amount Available at Closing and (y) the number of shares of Common Stock into which the shares of Series B Preferred Stock represented by such Certificate were convertible immediately prior to the Effective Time, with such payment to be made by the Payment Agent to such holder as promptly as practicable after the surrender of such holder’s Certificate;
          (ii) if and to the extent a payment is owing by Parent to the Equityholders pursuant to Section 2.13(e)(i), then pursuant to Section 2.13(f), an amount equal to the product of (x) the Final Adjustment Per Share Amount and (y) the number of shares of Common Stock into which the shares of Series B Preferred Stock represented by such Certificate were convertible immediately prior to the Effective Time; and
          (iii) any additional payments on the shares of Series B Preferred Stock pursuant to and in accordance with the provisions of the Escrow Agreement.
Such Certificate shall, after such surrender, be marked as canceled.
          (f) Payment on Common Stock. Upon the surrender to the Payment Agent of a Certificate and a duly executed Letter of Transmittal related thereto for shares of Common Stock, the holder of such Certificate shall be entitled to receive in exchange therefor by check or wire transfer (as selected by such holder) an amount in cash, without interest, equal to:
          (i) the product of (i) the number of Common Shares evidenced by such Certificate and (ii) the Common Per Share Amount Available at Closing, with such payment to be made by the Payment Agent to such holder as promptly as practicable after the surrender of such holder’s Certificate;

          (ii) if and to the extent a payment is owing by Parent to the Equityholders pursuant to Section 2.13(e)(i), then pursuant to Section 2.13(f), an amount equal to the product of (x) the Final Adjustment Per Share Amount and (y) the number of Common Shares represented by such Certificate; and
          (iii) any additional payments on the Common Shares pursuant to and in accordance with the provisions of the Escrow Agreement.
Such Certificate shall, after such surrender, be marked as canceled.
          (g) Payment on Warrants.
          (i) Upon the surrender to the Payment Agent of a Certificate and a duly executed Letter of Transmittal related thereto for Warrants exercisable for Common Stock, the holder of such Certificate shall be entitled to receive in exchange therefor by check or wire transfer (as selected by such holder) an amount in cash, without interest, equal to:
          (A) the product of (i) the number of Common Shares that were issuable upon exercise of such Warrants immediately prior to the Effective Time (without giving effect to any provision of such Warrant that provides for the expiration of such Warrant immediately prior to the Closing), and (ii) the excess of (x) the Common Per Share Amount Available at Closing over (y) the applicable exercise price for such Warrants, with such payment to be made by the Payment Agent to such holder as promptly as practicable after the surrender of such holder’s Certificate;
          (B) if and to the extent a payment is owing by Parent to the Equityholders pursuant to Section 2.13(e)(i), then pursuant to Section 2.13(f), an amount equal to the product of (x) the Final Adjustment Per Share Amount and (y) the number of Common Shares that were issuable upon exercise of such Warrants immediately prior to the Effective Time (without giving effect to any provision of such Warrant that provides for the expiration of such Warrant immediately prior to the Closing); and
          (C) any additional payments on such Warrants pursuant to and in accordance with the provisions of the Escrow Agreement.
     Such Certificate shall, after such surrender, be marked as canceled.
          (ii) Upon the surrender to the Payment Agent of a Certificate and a duly executed Letter of Transmittal related thereto for Warrants exercisable for Series A Preferred Stock, the holder of such Certificate shall be entitled to receive in exchange therefor by check or wire transfer (as selected by such holder) an amount in cash, without interest, equal to:
          (A) the product of (x) the number of shares of Series A Preferred Stock that were issuable upon exercise of such Warrants immediately prior to the Effective Time and (y) the excess of (1) the Series A Per Share Amount Available at Closing over (2) the applicable exercise price for such Warrants, with such payment to be made by the Payment Agent to such holder as promptly as practicable after the surrender of such holder’s Certificate;
          (B) if and to the extent a payment is owing by Parent to the Equityholders pursuant to Section 2.13(e)(i), then pursuant to Section 2.13(f), an amount equal to the product of (x) the Final Adjustment Per Share Amount and (y) the number of shares of Common Stock into which the number of shares of Series A Preferred Stock issuable upon exercise of such Warrants immediately prior to the Effective Time are convertible; and
          (C) any additional payments on such Warrants pursuant to and in accordance with the provisions of the Escrow Agreement.
     Such Certificate shall, after such surrender, be marked as canceled.
          (h) Payment on Options. Parent shall, at or prior to the Effective Time, deposit the portion of the merger consideration attributable to the In-the-Money Options with the Company (less any portion of the Escrow Amount attributable to the In-the-Money Options that has been deposited with the Escrow Agent), for the benefit of the holders of In-the-Money Options, and shall make the following payments to such holders (less, in each case, any applicable Taxes deducted or withheld pursuant to Section 2.10):
          (i) at or after Closing, the Company shall cause to be paid each holder of In-the-Money Options cash in an amount equal to the product of (i) the number of Common Shares subject to such In-the-Money Option immediately prior to the Closing and (ii) the excess of (x) the Common Per Share Amount Available at Closing over (y) the per share exercise price of such In-the-Money Option;
          (ii) if and to the extent a payment is owing by Parent to the Equityholders pursuant to Section 2.13(e)(i), then pursuant to Section 2.13(f), an amount equal to the product of (x) the Final Adjustment Per Share Amount and (y) the number of Common Shares subject to such In-the-Money Option immediately prior to the Closing; and
          (iii) any additional payments on such In-the-Money Options pursuant to and in accordance with the provisions of the Escrow Agreement.
          (i) Transfer of Ownership. In the event of a transfer of ownership of shares of capital stock of the Company that is not registered in the transfer records of the Company, payment of the portion of the merger consideration in respect thereof may be made to a transferee if the certificate representing such shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the portion of the merger consideration in respect of the shares represented by such Certificate as contemplated by this Section 2.8.

          (j) Unclaimed Funds. Any portion of the merger consideration made available to the Payment Agent pursuant to Section 2.8(c) that remains unclaimed by Equityholders six months after the Effective Time will be returned to Parent upon demand. Any such Equityholder who has not exchanged Common Stock, Preferred Stock or Warrants for such Equityholder’s portion of such merger consideration in respect thereto in accordance with this Article II prior to that time thereafter will look only to Parent for payment of the portion of the merger consideration in respect of such shares or Warrants. Neither Parent nor the Company shall be liable to any Equityholder for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (k) Repayment of Loans. Any payments under this Section 2.8 to an Equityholder with a loan outstanding and owing to the Company immediately prior to the Effective Time shall be netted against the full amount of any such loan, plus accrued interest thereon to the Closing Date. Any and all such loans are set forth in Section 2.8(k) of the Disclosure Schedule.
          SECTION 2.9 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, each share of Common Stock or Preferred Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or exchangeable for the right to receive the applicable portion of the merger consideration but shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such stockholder fails to perfect or effectively withdraws or loses the right to appraisal and payment under the DGCL, each share of such stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the merger consideration, and such share shall no longer be a Dissenting Share. The Company shall give prompt notice to Parent of any demands received by the Company for appraisals of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.
          SECTION 2.10 Withholding Rights. Each of the Surviving Corporation, Parent and the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article, to the extent any such entity pays any such consideration to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation, Parent or the Payment Agent, as the case may be, so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Stock, Preferred Stock, Options or Warrants, as the case may be, in respect of which the Surviving Corporation, Parent or the Payment Agent, as the case may be, made such deduction and withholding.
          SECTION 2.11 Lost Certificates. If any Certificate representing shares of Common Stock or Preferred Stock or Warrants shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against them with respect to such certificate, the Payment Agent, the Escrow Agent and/or Parent, as applicable, will pay in exchange for such lost, stolen or destroyed certificate the amounts to which the holders thereof are entitled pursuant to this Article II.
          SECTION 2.12 Closing; Purchase Price Adjustments.
          (a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, N.W., Washington, D.C., at 10:00 a.m. local time, on the date that is two Business Days after the date on which the last of the conditions set forth in Article VI has been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree (the “Closing Date”).
          (b) Estimated Net Working Capital. Not less than two days prior to the Closing Date, the Company shall prepare in good faith and submit to Parent a statement setting forth an estimate of Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”) determined in a manner consistent with the Company’s past practices.
          (c) Estimated Net Debt. On the Business Day immediately prior to the Closing Date, the Company shall deliver a written notice (the “Net Debt Notice”) setting forth and representing in good faith to Parent the estimated amount of Net Debt as of the Closing Date (“Estimated Net Debt”), together with an itemization and description of such Net Debt.
          (d) Company Transaction Expenses. On the Business Day immediately prior to the Closing Date, the Company shall deliver to Parent a written notice (the “Company Transaction Expenses Notice”) setting forth and representing in good faith to Parent the aggregate Company Transaction Expenses, together with an itemization and description of such Company Transaction Expenses in reasonable detail and final invoices from the relevant payees in respect thereof. On the Closing Date, Parent, on behalf of the Company, shall pay the Company Transaction Expenses reflected on the Company Transaction Expenses Notice to the applicable professionals and other payees reflected on such notice.
          (e) Repayment of Debt. On the Closing Date and simultaneously with the Closing, Parent, on behalf of the Company, shall pay or otherwise discharge all amounts due and payable under the Promissory Notes (including the change of control premium with respect thereto) and the SVB Loan Agreement, and terminate the Promissory Notes (and any related agreements) and the SVB Loan Agreement (and any letters of credit issued thereunder). Concurrent with such payment or discharge, the Company shall obtain releases of all Encumbrances on the assets, properties and capital stock of the Company securing such indebtedness. At the Closing, the Company shall provide evidence in writing satisfactory to Parent of the Company’s performance of the covenants set forth in this Section 2.12(e), including payoff letters in customary form and UCC-3 termination statements and other customary Encumbrance-release documentation in connection with the release of guarantees and the release of Encumbrances on the assets, properties and capital stock of the Company.

          (f) Accuracy of Notices. Between the time of delivery of any notice required to be given to Parent pursuant to Sections 2.12 (b), (c) and (d) and the Closing, Parent and the Company shall cooperate to ensure the accuracy of such notices.
          SECTION 2.13 Post-Closing Purchase Price Adjustments.
          (a) After the Closing Date, the Merger Consideration for Common Equity shall be increased or reduced as set forth in Section 2.13(e) hereof. Any increase or decrease in the Merger Consideration for Common Equity pursuant to this Section 2.13 shall be referred to as a “Purchase Price Adjustment”.
          (b) No later than 60 days after the Closing Date, Parent shall deliver to the Holder Representative (i) a balance sheet of the Company as of the close of business on the day prior to the Closing Date (the “Closing Date Balance Sheet”), which shall be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as was used in the Reference Balance Sheet and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby, and (ii) a separate statement calculating Net Working Capital, which shall be calculated in accordance with Exhibit E, and Net Debt based on the Closing Date Balance Sheet, and showing any calculations with respect to any proposed Purchase Price Adjustment (the “Final Adjustment Schedule”).
          (c) Parent shall cooperate with the Holder Representative in connection with its review of the Final Adjustment Schedule, including, without limitation, providing the Holder Representative and its accountants reasonable access during business hours to materials (including accountants’ work papers) used in the preparation of the Final Adjustment Schedule. At the request of the Holder Representative, Parent and the Company shall give the Holder Representative and its accountants (i) access during business hours to all personnel, books and records of the Company that are reasonably requested, and (ii) all reasonable opportunity to ask questions of and receive answers from Parent and the Company, in each case as is reasonably necessary to assist the Holder Representative in the review of the Closing Date Balance Sheet and the Final Adjustment Schedule. The Holder Representative shall, within 30 days following its receipt of the Closing Date Balance Sheet and the Final Adjustment Schedule, accept or reject any Purchase Price Adjustment submitted by Parent. If the Holder Representative disagrees with such calculation, it shall give written notice to Parent of such disagreement and any reason therefor within such 30-day period. Should the Holder Representative fail to notify Parent of a disagreement within such 30-day period, the Final Adjustment Schedule shall be deemed to be final, binding and conclusive on the parties hereto. In the event of such a dispute, the Holder Representative and Parent shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the Holder Representative and Parent are unable to reach a resolution with such effect within 30 days after the receipt by Parent of the Holder Representative’s written notice of dispute, the Holder Representative and Parent shall submit the items remaining in dispute for resolution to an independent accounting firm of national or regional reputation mutually reasonably acceptable to Parent and the Holder Representative (the “Arbitrator”). The parties will use their commercially reasonable efforts to cause the Arbitrator to issue its report as to the disputes with respect to the Closing Date Balance Sheet and the Final Adjustment Schedule and the determination of the

Purchase Price Adjustment within 60 days after such dispute is referred to the Arbitrator. Parent and the Holder Representative, on behalf of the Equityholders, shall bear all costs and expenses incurred by them in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne by Parent and the Holder Representative, on behalf of the Equityholders, in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Arbitrator that is unsuccessfully disputed by each such party (as finally determined by the Arbitrator) bears to the total amount of such remaining disputed items so submitted. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and shall be deemed to be an arbitral award on which judgment may be entered by any court of competent jurisdiction.
          (d) The Final Adjustment Schedule shall be deemed final for the purposes of this Section 2.13 upon the earliest of (i) the failure of the Holder Representative to notify Parent of a dispute within 30 days of Parent’s delivery of the Closing Date Balance Sheet and the Final Adjustment Schedule to the Holder Representative, (ii) the resolution of all disputes, pursuant to Section 2.13(c), by the Holder Representative and Parent or (iii) the resolution of all disputes, pursuant to Section 2.13(c), by the Arbitrator.
          (e) Upon resolution of the Final Adjustment Schedule in accordance with Sections 2.13(c) and (d), the Merger Consideration for Common Equity shall be recalculated and the following adjustments made:
          (i) If the Merger Consideration for Common Equity calculated using the Net Working Capital and Net Debt shown on the Final Adjustment Schedule is greater than the Merger Consideration for Common Equity calculated using the amounts of Estimated Net Working Capital Amount and Estimated Net Debt, Parent shall pay or cause to be paid to the Payment Agent, for the benefit of the Equityholders, the amount of the difference (the “Final Adjustment Amount”), by wire transfer in immediately available funds; provided, however, that the portion of the Final Adjustment Amount that is to be paid in consideration of the In-the-Money Options shall be paid directly by Parent or the Surviving Corporation to the former holders of such In-the-Money Options (less any applicable withholding taxes), and the balance shall be paid to the Payment Agent.
          (ii) If the Merger Consideration for Common Equity calculated using the Net Working Capital and Net Debt shown on the Final Adjustment Schedule is less than the Merger Consideration for Common Equity calculated using the amounts of Estimated Net Working Capital and Estimated Net Debt, the parties shall cause the Escrow Agent to promptly release to Parent from the Escrow Amount (excluding the Reserve Amount) an amount equal to such difference.
          (f) Final amounts due hereunder shall be paid no later than five Business Days following the final resolution of the Final Adjustment Schedule as set forth in Section 2.13(d).

          SECTION 2.14 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Merger Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either the Company or Merger Sub, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company and Merger Sub, as the case may be, and otherwise to carry out the purposes of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth on the disclosure schedule delivered by the Company to Parent in connection with this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to each of Parent and Merger Sub as follows:
          SECTION 3.1. Organization. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Section 3.1 of the Disclosure Schedule, the Company is duly qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such qualifications the absence of which would not result in a material liability of the Company or materially impair the ability of the Company to conduct its business. The Company has made available to Parent correct and complete copies of the Company Charter and Company Bylaws, as currently in effect.
          SECTION 3.2. Subsidiaries. The Company does not have any Subsidiaries and does not, directly or indirectly, own any equity interest in any other Person.
          SECTION 3.3. Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders in accordance with the DGCL, to consummate the transactions contemplated hereby. The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of Common Stock and Preferred Stock entitled to vote approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the vote of the stockholders required under the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
          SECTION 3.4. Capitalization.
          (a) The Company’s authorized capital stock consists of 61,130,575 shares, of which:
          (i) 50,000,000 shares are designated as Common Stock, of which 10,694,698 shares are issued and outstanding as of the date of this Agreement;
          (ii) 5,030,365 shares are designated as Series A Preferred Stock, of which 4,683,637 shares are issued and outstanding; immediately prior to the Effective Time, the shares of Series A Preferred Stock that are outstanding as of the date of this Agreement would be convertible into 6,827,878 shares of Common Stock; and
          (iii) 6,100,210 shares are designated as Series B Preferred Stock, of which 5,165,814 are issued and outstanding; immediately prior to the Effective Time, the shares of Series B Preferred Stock that are outstanding as of the date of this Agreement would be convertible into 7,543,963 shares of Common Stock.
Section 3.4(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all holders of record of the issued and outstanding capital stock of the Company.
          (b) There are (i) Warrants outstanding to purchase (A) 10,164,627 shares of Common Stock, at an exercise price of $0.01 per share, that were issued to the holders of the Promissory Notes on April 30, 2003 and (B) Warrants outstanding to purchase 346,728 shares of Series A Preferred Stock, at an exercise price of $1.71875 per share, that were issued on May 18, 2000 or August 7, 2000, and (ii) Options outstanding to purchase 4,038,838 shares of Common Stock, less any of such Warrants or Options exercised after the date hereof and prior to the Effective Time. The holders of the Warrants and Options as of the date of this Agreement, including in the case of the Options, the number of Options held by each holder and the exercise prices and vesting schedule therefor, are set forth on Section 3.4(b) of the Disclosure Schedule.
          (c) All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and are validly issued, fully paid, nonassessable and were not issued in violation of any preemptive rights or comparable rights of any Person to acquire such shares. Except as disclosed in this Section 3.4 or Section 3.4 of the Disclosure Schedule, from the date hereof through the Closing Date, there will be no other shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock outstanding, except shares issued pursuant to

Warrants or Options or pursuant to conversion of the Series A Preferred Stock or Series B Preferred Stock outstanding on the date hereof.
          (d) Except as disclosed in this Section 3.4 or Section 3.4(d) of the Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, proxies, voting trusts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, sell, transfer, redeem or otherwise acquire, dispose or vote any shares of capital stock or other equity securities of the Company. Except as disclosed in Section 3.4(d) of the Disclosure Schedule, there are no stock appreciation rights, phantom stock, profit participation or other similar rights with respect to the Company or any capital stock of the Company are authorized or outstanding.
          (e) Except as disclosed in this Section 3.4 or Section 3.4(e) of the Disclosure Schedule, the Company is not a party to or bound by (x) any agreement or commitment pursuant to which the Company is or could be required to register any securities under the Securities Act or (y) any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which stockholders of the Company may vote.
          SECTION 3.5. Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of the Company, (b) except as set forth in Section 3.5 of the Disclosure Schedule, require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or material modification) under any of the terms, conditions or provisions of any Contracts of the Company, (c) subject to the approvals, filings and consents referred to in Section 3.6 or in Section 3.5 of the Disclosure Schedule, violate any Applicable Laws, or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company (excluding Permitted Encumbrances), except, in the case of clauses (b) and (c), for such consents, approvals, notices, or filings the failure of which to make or obtain, and for such violations, breaches or defaults, that could not reasonably be expected to, whether singly or in the aggregate, result in a material liability of the Company or materially impair the ability of the Company to conduct its business.
          SECTION 3.6. Government Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, any Governmental Entity on the part of the Company that has not been obtained or made is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and compliance with Section 262 of the DGCL regarding dissenters’ rights or (ii) compliance with the notification and waiting period requirements of the HSR Act.
          SECTION 3.7. Financial Statements.
          (a) The Company has furnished Parent with copies of the following (collectively, the “Financial Statements”): (i) an audited consolidated balance sheet of the

Company and the related audited consolidated statements of operations, stockholders’ equity and cash flows (including any related notes thereto), as of and for the fiscal years ended December 31, 2003 and 2004, together with the report thereon of Deloitte & Touche LLP, independent auditors to the Company (the “Audited Financial Statements”), (ii) an unaudited balance sheet of the Company and the related unaudited consolidated statements of operations, stockholder equity and cash flows (including any related notes thereto), as of and for the fiscal year ended December 31, 2005 (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Annual Financial Statements”), and (iii) the unaudited consolidated balance sheet, the related unaudited consolidated statement of income and the related unaudited consolidated statement of cash flows as of and for the period ended March 31, 2006 (the “Interim Financial Statements”). The consolidated balance sheet of the Company as of December 31, 2005 is referred to herein as the “Reference Balance Sheet” and the date thereof is referred to herein as the “Reference Balance Sheet Date.” The Financial Statements are attached to Section 3.7 of the Disclosure Schedule.
          (b) The Annual Financial Statements and the Interim Financial Statements are correct and complete in all material respects, have been prepared in accordance with the books and records of the Company and fairly present, in all material respects, the consolidated financial position and results of operations, and, in the case of the Annual Financial Statements, the changes in shareholders’ deficit, of the Company, as of the respective dates and for the respective periods presented in such Financial Statements (subject in the case of the Interim Financial Statements, to normal audit adjustments (the effect of which would not, individually or in the aggregate, be materially adverse). Except as set forth in Section 3.7(b)(i) of the Disclosure Schedule, the Annual Financial Statements, including the notes thereto, and the Interim Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as disclosed therein and, in the case of the Interim Financial Statements and the Unaudited Financial Statements, for the absence of footnotes) and subject in the case of the Interim Financial Statements to normal year-end adjustments (the effect of which would not, individually or in the aggregate, be materially adverse). No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company. The Company maintains and will until the Closing maintain a standard system of accounting established and administered in accordance with GAAP, and has accounted for, and will until the Closing account for, the recognition of revenue relating to its products in accordance with GAAP.
          (c) Except as reflected or reserved against in the Financial Statements (which reserves have been established in accordance with GAAP), or disclosed in the footnotes thereto and except as set forth in Section 3.7 of the Disclosure Schedule, the Company did not have any Liabilities at the Reference Balance Sheet Date, direct or indirect, of a type required to be recorded on a balance sheet or disclosed in the notes thereto under GAAP, other than any such Liabilities incurred in the ordinary course of business since the Reference Balance Sheet Date that are not individually material or, with respect to related liabilities resulting from the same transaction or a series of related transactions, material in the aggregate.
          (d) Except as set forth in Section 3.7 of the Disclosure Schedule, there are no significant deficiencies, including material weaknesses, in the design or operation of the Company’s internal controls that adversely affect the Company’s ability to record, process, summarize, and report financial data in accordance with GAAP. Since January 1, 2003, the officers of the Company have identified for the Company’s auditors any material weaknesses in internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
          SECTION 3.8. Absence of Certain Changes. Except as set forth in Section 3.8 of the Disclosure Schedule, since the Reference Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practice and there has not been:
          (i) any change, condition, event or occurrence which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on the Company;
          (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, or any other payment to the Company’s stockholders in their capacity as such, or redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;
          (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
          (iv) (A) any granting by the Company to any employee of any material increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under Employee Benefit Plans in effect as of the date of this Agreement which have previously been provided or made available to Parent, (B) any granting by the Company to any employee of any material increase in severance or termination pay, except as was required under any Employee Benefit Plans in effect as of the date of this Agreement which have previously been provided or made available to Parent or (C) any entry by the Company into any severance or termination agreement with any employee of the Company;
          (v) any adoption, amendment or termination of any Employee Benefit Plan by the Company, except as required by applicable law or the terms of any such Employee Benefit Plan;
          (vi) any material damage, destruction or loss to any material property, whether or not covered by insurance,
          (vii) any material change in accounting methods, principles or practices;
          (viii) any making or revocation of any Tax elections or any settlement or compromises of any federal, state, foreign or local Tax liability or any waivers or extensions of the statute of limitations in respect of such Taxes where the amount of such Taxes subject to settlement, compromise or waiver or extension of the statute of limitations is greater than $25,000 individually or $50,000 in the aggregate;

          (ix) any failure to pay and discharge current liabilities in the ordinary course of business consistent with past practice, except where a liability is disputed in good faith by appropriate proceedings;
          (x) any making of loans, advances or capital contributions to, or investments in, any Person (other than advances by the Company made to its employees in the ordinary course of business and consistent with past practice) in excess of $25,000 in the aggregate to all such Persons;
          (xi) any payment of fees or expenses to any of the Company’s stockholders or, to the Knowledge of the Company, any controlled Affiliate of any of such stockholders, except (A) as required under any management agreement or other Contract in effect as of the date of this Agreement which has previously been provided or made available to Parent, (B) payment of salary and reimbursement of expenses to officers in the ordinary course of business and payment of compensation and reimbursement of expenses to directors in the ordinary course of business or (C) customer contracts entered into the ordinary course of business and at arms’ length with Persons in which Affiliates of the Company hold an equity interest;
          (xii) the incurrence of an Encumbrance on any of its assets with a value in excess of $25,000, except for any Encumbrance that is a Permitted Encumbrance;
          (xiii) the acquisition of any assets or sale, assignment, transfer, conveyance, lease or other disposition of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of (A) in the ordinary course of business or (B) otherwise not in excess of $50,000 in the aggregate;
          (xiv) any creation, incurrence or assumption of any indebtedness for borrowed money in excess of $100,000 in the aggregate, other than as disclosed in Section 3.8 of the Disclosure Schedule;
          (xv) any revaluing of any asset or investment on the books or records of the Company, including the write-down of the value of any such asset or investment, except for depreciation and amortization in the ordinary course of business consistent with past practice;
          (xvi) any commitment for any capital expenditure to be made on or after the Closing Date;
          (xvii) any grant of any material license or sublicense of any rights under or with respect to any Intellectual Property, other than in the ordinary course of business;
          (xviii) any institution or settlement of any legal proceeding;
          (xix) any expiration, cancellation or termination of any material insurance policy naming the Company as a beneficiary prior to the end of the stated term of such policy; or

          (xx) any agreement to do anything set forth in this Section 3.8.
          SECTION 3.9. Litigation. Except as disclosed in Section 3.9 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company before any Governmental Entity, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against the Company that has not been fully satisfied and discharged.
          SECTION 3.10. Material Contracts.
          (a) Except for the Contracts disclosed on Section 3.10 of the Disclosure Schedule (the “Material Contracts”), the Company is neither a party to nor subject to:
          (i) any Contract providing for the lease of real property by the Company, whether the Company is the lessor, sublessor, lessee or sublessee, or any options or rights of first refusal with respect to the acquisition of real estate by the Company;
          (ii) any contract or commitment that involves (A) continuing obligations of the Company to make payments in excess of $25,000 in an annual period, which is not terminable by the Company on 60 or fewer days notice without penalty, (B) continuing rights of the Company to receive payments from customers in excess of $100,000 in an annual period or (C) any customer that operates a “top 50” internet site as reflected in the last such ranking published by Ranking.com prior to the date of this Agreement;
          (iii) any contracts with directors or consultants (other than Employee Benefit Plans);
          (iv) any employment agreements with current employees;
          (v) any partnership, joint venture, joint development or other similar Contract;
          (vi) any Contract relating to Indebtedness;
          (vii) any material license agreement granting to the Company the exclusive right to use or practice any rights under any Intellectual Property;
          (viii) any agreement granting the Company any right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of the Company other than any license agreements for COTS Software used generally in the operations of the Company which (A) relate to desktop applications or (B) involve license fees (per agreement) in an annual period of no more than $25,000 (collectively, the “Inbound License Agreements”);
          (ix) any material agency, dealer, sales representative or other similar agreement;

          (x) any agreement, contract or commitment that limits the freedom of the Company to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or permit an Encumbrance on any asset of the Company (excluding Permitted Encumbrances) or which would so limit the freedom of the Company after the Closing Date;
          (xi) any Contract which is or relates to an agreement with or for the benefit of any stockholder or any Affiliate of the Company, excluding the Options and Warrants and customer contracts entered into the ordinary course of business and at arms’ length with Persons in which Affiliates of the Company hold an equity interest;
          (xii) any Contract pursuant to which any Person provides the Company with server hosting, Internet access, data networking services or any similar services, excluding Contracts that involve payments by the Company of less than $6,000 in an annual period;
          (xiii) any Government Contract; or
          (xiv) any agreement the primary purpose of which is to require the Company to indemnify any other party thereto (not including any agreements entered into by the Company in the ordinary course of business for the provision of services to customers pursuant to which Company has agreed to indemnify such customers under standard terms and conditions).
          (b) The Company has delivered or made available to Parent true and complete copies of each of the Material Contracts, as amended to date. Each Material Contract is a legal, valid and binding agreement of the Company. Except as set forth in Section 3.10(b) of the Disclosure Schedule, the Company (or to the Knowledge of the Company, any other party thereto as of the date of this Agreement) is not in default (and in the case of any other party thereto, not in material default) under any Material Contract, and since January 1, 2003, the Company has not received written notice of cancellation or default of any such Material Contract. Each Material Contract is in full force and effect, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by the Company that would entitle the other party to such Material Contract to terminate the same or declare a material default or material event of default thereunder.
          SECTION 3.11. Real Property.
          (a) The Company does not own any real property, and has never owned any real property.
          (b) Section 3.11 of the Disclosure Schedule sets forth a true and complete list of all real property and interests in real property leased by the Company (such leased real property, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements located thereon, all fixtures, systems and equipment of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing are referred to herein collectively as the “Leased Real Property”). With respect to each Leased Real Property, Section 3.11(b) of the Disclosure Schedule sets forth (i) the street address of such parcel of Leased Real Property, (ii) the date of the lease or sublease agreement with respect to such parcel of Leased Real Property (as the same may have been amended or modified prior to the date hereof, collectively, the “Leases”), and (iii) a list of all amendments or modifications to such Leases. Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Company has valid leasehold interests in all Leased Real Property, free and clear of all Encumbrances except Permitted Encumbrances.
          (c) To the Knowledge of the Company, no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor has any such condemnation, expropriation or taking been proposed.
          (d) To the Knowledge of the Company, (i) there are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property for the purposes for which it is currently being used and (ii) there are no latent defects or adverse physical conditions affecting any Leased Real Property or the improvements thereon, except for such defects or conditions, whether singly or in the aggregate, that would not reasonably be expected to result in a material liability of the Company or materially impair the ability of the Company to conduct its business. All plants, warehouses, distribution centers and buildings utilized by the Company are maintained in all material respects consistent with the standards generally followed in the industry and are in good operating condition and repair for the requirements of the business of the Company as currently conducted.
          SECTION 3.12. Personal Property.
          (a) Except as set forth in Section 3.12 of the Disclosure Schedule, the Company holds good and valid title to or a valid leasehold interest in all of its material assets constituting tangible personal property, including all of the personal property assets reflected on the Reference Balance Sheet or acquired in the ordinary course of business since the Reference Balance Sheet Date, except those sold or otherwise disposed of since the Reference Balance Sheet Date in the ordinary course of business consistent with past practice. The tangible personal property assets owned or leased by the Company constitute all of the tangible personal property necessary for the Company to carry on its business as currently conducted. Except as set forth in Section 3.12(a) of the Disclosure Schedule, none of the tangible personal property assets are subject to any Encumbrances, except Permitted Encumbrances.
          (b) The tangible personal property of the Company has been maintained in all material respects in accordance with past practice and generally accepted industry practice. Except as set forth in Section 3.12 of the Disclosure Schedule, each item of material tangible personal property of the Company is in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put.
          SECTION 3.13. Compliance with Laws; Permits.
          (a) Except as disclosed in Section 3.13(a) of the Disclosure Schedule, the conduct of business by the Company since January 1, 2003 has not violated or breached and currently does not violate or breach (and no event has occurred which with notice or the lapse of time, or both, would constitute a violation or breach of) any Applicable Laws, except for violations and breaches which have not given and would not reasonably be expected to give rise to a material liability. Except as disclosed in Section 3.13(a) of the Disclosure Schedule, there are no unresolved notices of deficiency or charges of violation with respect to the matters covered by this Section 3.13(a) brought or, to the Knowledge of the Company, threatened or pending against the Company, which have given or would reasonably be expected to give rise to a material liability.
          (b) Except as disclosed in Section 3.13(b) of the Disclosure Schedule, the Company has all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for it to own or lease and to operate its properties or otherwise to carry on its business as it is now being conducted (all such matters are hereinafter referred to collectively, as “Permits”), except those the absence of which has not materially impaired and would not reasonably be expected to materially impair the ability of the Company to conduct its business as currently conducted. Since January 1, 2003, the Company has not received any notice or claim pertaining to the failure to obtain any Permit, except for any such notice or claim regarding any such failure that has not given and would not reasonably be expected to give rise to a material liability. The Company is, and since January 1, 2003 has been, in compliance in all material respects with such Permits. The Company will continue to have the use and benefit of the Permits immediately after the consummation of the transactions contemplated hereby, except those the absence of which, whether singly or in the aggregate, has not materially impaired and would not reasonably be expected to materially impair the ability of the Company to conduct its business as currently conducted. No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company.
          SECTION 3.14. Taxes.
          (a) The Company has filed or caused to be filed on a timely basis (taking into account extensions) with the appropriate Taxing Authorities all federal and other material Tax Returns required to be filed by or with respect to the Company and all such Tax Returns are true, correct and complete in all material respects. The Company has paid or made adequate provision, in accordance with GAAP, on the financial statements of the Company for the payment of all Taxes (whether or not shown on such Tax Returns) owed by the Company for each taxable period ending prior to the date hereof except for such Taxes, if any, as are being contested in good faith as set forth on Schedule 3.14(a). The Company will not accrue a liability for Taxes from the period of the last financial statements of the Company, up to and including the Closing Date, other than a liability for Taxes accrued in the ordinary course of business or Taxes relating to the transaction contemplated by this Agreement.
          (b) The Company is not a member of any “affiliated group,” within the meaning of Section 1504 of the Code or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes and does not have any liability for the Taxes of another person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (c) There are no liens for Taxes with respect to the assets of the Company except for statutory liens for current Taxes not yet due and payable.
          (d) All deficiencies asserted with respect to the Company as a result of any examinations by the IRS or any other Taxing Authority have been paid and fully settled and there are no unpaid tax deficiencies, determinations or assessments currently outstanding against the Company except for such deficiencies that are being contested in good faith. The Company has made available to Parent complete and correct copies of all audit reports and statements of deficiencies in the Company’s possession or control with respect to any Tax assessed against or agreed to by the Company, for the six most recent taxable periods for which such audit reports and statements of deficiencies have been received by the Company.
          (e) None of the Tax Returns applicable to the Company is currently being audited or examined or, to the Knowledge of the Company, threatened to be audited or examined, by any Taxing Authority.
          (f) The Company has withheld, reported and paid over to the proper Taxing Authority all material Taxes required to have been withheld, reported and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.
          (g) No claim has been made in writing by any Taxing Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by such jurisdiction.
          (h) The Company has not taken any action that would require an adjustment, with respect to the Company, pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax Laws, by reason of a change in accounting method or otherwise.
          (i) No consents waiving or extending any applicable statutes of limitations for the Tax Returns of the Company, or any Taxes required to be paid thereunder, have been filed.
          (j) The Company has delivered or made available to Parent copies of the U.S. Federal Income Tax Returns of the Company for the years ended since 1999; the Company has made available to Parent complete, current and correct copies of all state, local and foreign Tax Returns filed by the Company for the three most recent taxable years for which such Tax Returns have been filed immediately preceding the date of this Agreement. The Company’s tax basis in its assets for purposes of determining further amortization, depreciation and other federal income tax deductions is accurately reflected on the Company’s books and records in all material respects.
          (k) The Company is not a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement or other similar agreement. The Company is not a party to nor bound by any closing agreement, ruling, offer to compromise or other arrangement with any Taxing Authority.

          (l) None of the assets of the Company (A) are property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (B) directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code or (C) are “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (m) The Company has not taken any action after December 31, 2004 with respect to the reporting of Taxes that is both (i) inconsistent with past Tax reporting practices and (ii) could result in the deferral of a liability for Taxes of the Company for any taxable period ending on or before the Closing Date to any taxable period ending after the Closing Date.
          (n) Any related party transactions subject to Section 482 of the Code conducted by the Company have been on an arms-length basis in accordance with Section 482 of the Code.
          (o) The Company is not, nor has it been, a “reporting corporation” subject to the information reporting and record maintenance requirements of Section 6038A of the Code.
          (p) The Company is not nor has it been a party to a “reportable transaction” to which disclosure is required pursuant to Treasury Regulation Section 1.6011-4 or to a transaction that is substantially similar to a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2)
          (q) The Company has not participated in an international boycott within the meaning of Section 999 of the Code.
          (r) The Company is not a party to any agreement, contract, arrangement or plan that (i) has resulted or would reasonably be expected to result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or (ii) could obligate it to make any payments that will not be fully deductible under Section 162(m) of the Code or (iii) would reasonably be expected to give rise to an excise Tax under Section 409A of the Code.
          (s) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          SECTION 3.15. Intellectual Property.
          (a) Generally. Section 3.15(a)(i) of the Disclosure Schedule sets forth an accurate and complete list of all registered and unregistered Intellectual Property (excluding any unregistered Copyrights) owned by the Company, including any Intellectual Property owned jointly with others (such schedule specifies if such Intellectual Property is owned jointly), that is necessary to operate the business of the Company as presently conducted. The Intellectual Property owned by, or licensed under the Inbound License Agreements to, the Company constitute all the material Intellectual Property rights necessary for the conduct of the Company’s business as it is currently conducted. No registered Intellectual Property owned by the Company has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the registered Intellectual Property owned by the Company. To the Knowledge of the Company, the registered Intellectual Property owned by the Company is valid and subsisting and enforceable, and the Company has not received any written notice or claim, or to the Knowledge of the Company any oral notice or claim, challenging or questioning the ownership, validity or enforceability or alleging the misuse of any of the registered or unregistered Intellectual Property owned by the Company. The Company has not taken any action or failed to take any action, which action or failure reasonably could be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the registered Intellectual Property owned by the Company.
          (b) Except as set forth in Section 3.15(b) of the Disclosure Schedule, the Company owns exclusively all right, title and interest to the Intellectual Property used by the Company to provide services to customers in the conduct of the Company’s business as it is currently conducted, not including any Intellectual Property licensed to the Company pursuant to a written agreement (including electronic writings) or jointly owned with others, free and clear of any Encumbrance other than Permitted Encumbrances. None of the aforementioned Intellectual Property owned by the Company is subject to any outstanding order, judgment, or stipulation issued by a court or regulatory authority restricting the use thereof by the Company.
          (c) Trademarks.
          (i) Except as described in Section 3.15(c)(i) of the Disclosure Schedule, all Trademarks owned by the Company are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise affect the priority and enforceability of the Trademark in question.
          (ii) To the Knowledge of the Company, there has been no prior use of any Trademark owned or purported to be owned by the Company by any third party that confers upon said third party superior rights in any such Trademark.
          (iii) Except as described in Section 3.15(c)(iii) of the Disclosure Schedule, all Trademarks owned by the Company and registered in the United States, for which applications to register have been filed in the United States which are being used, have been continuously used in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications therefor, respectively.
          (d) Patents. Section 3.15(d)(i) of the Disclosure Schedule sets forth an accurate and complete list of all Patents in which the Company has an ownership interest (collectively, the “Company Patents”), identifying for each of the Patents (i) the patent number and issue date (if issued) or application number and filing date (if not issued), (ii) its title, (iii) the named inventors and (iv) whether it is owned by or exclusively licensed to the Company.

Assignments of all Company Patents have been duly recorded with the appropriate governmental office.
          (e) Copyrights.
          (i) Except as may be set forth in Section 3.15(e) of the Disclosure Schedule, the Company is the owner of all right, title and interest in and to each of the Copyrights used by the Company to provide services to customers in the conduct of the Company’s business as it is currently conducted, not including those Copyrights as to which the rights being exercised by the Company have been licensed from another Person, (collectively, “Owned Copyrights”) free and clear of any and all Encumbrances other than Permitted Encumbrances, and the Company has not received any written notice or claim, or to the Knowledge of the Company any oral notice or claim, challenging the Company’s ownership of the Owned Copyrights or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto.
          (ii) The Company has not taken any action or, to the Knowledge of the Company, either (A) failed to take any action (including a failure to disclose required information to the United States Copyright Office in connection with any registration of a registered copyright therewith), or (B) used or enforced (or failed to use or enforce) any of the Owned Copyrights, in each case in a manner that would result in the unenforceability of any of the Owned Copyrights.
          (f) Trade Secrets. The Company has taken commercially reasonable steps to enforce a policy of requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms that assign to the Company all rights to any Intellectual Property rights relating to the Company’s business that are developed by the employee, consultant or contractor, as applicable. Except under confidentiality obligations, to the Knowledge of the Company, there has been no disclosure by the Company of its Trade Secrets. Except as set forth in Section 3.15(f) of the Disclosure Schedules, all of the Company’s current employees, consultants and contractors that are directly involved in the development, authoring, conception or reduction to practice of Intellectual Property owned by the Company have executed proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form. The Company has taken all reasonable steps to maintain the confidentiality of all information that constitutes or at any time constituted a Trade Secret of the Company except for any Trade Secrets which the Company has previously elected to abandon. To the Knowledge of the Company, no employee, independent contractor or consultant of the Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with his or her ability to carry out his or her duties for the Company or to promote the interests of the Company or that would conflict with the Company’s business as presently conducted. The carrying on of the Company’s business by the employees, independent contractors and consultants of the Company and the conduct of the Company’s business as presently conducted, does not, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees, independent contractors or consultants or the Company is now obligated.
          (g) License Agreements. Except as set forth in Section 3.15(g)(i) of the Disclosure Schedule, to the Knowledge of the Company, the Company is not in material breach of any of the Inbound License Agreements. The Company has not entered into any license agreement with a third party granting to the Company the exclusive rights to use or practice that third party’s Intellectual Property. Except as set forth in Section 3.15(g)(ii) of the Disclosure Schedule and except for agreements entered into in the ordinary course of business pursuant to which the Company has granted customers the right to access and use the Company’s services, the Company is not a party to any agreements under which the Company has granted an express license to use the Software owned by the Company or has granted a license to use any other Intellectual Property owned by the Company. To the Knowledge of the Company, no loss or expiration of any material Intellectual Property licensed to the Company under any Inbound License Agreement is pending as of the date of this Agreement. There is no outstanding or, to the Company’s knowledge, threatened dispute or material disagreement with respect to any Inbound License Agreement.
          (h) No Infringement by the Company. To the Knowledge of the Company and except as set forth in Section 3.15(h) of the Disclosure Schedule, the services marketed, offered and sold by the Company, and all technology, content, materials and other Intellectual Property both owned by the Company and used in the conduct of the Company’s business as currently conducted, do not infringe upon, misappropriate, violate or constitute the unauthorized use of any Intellectual Property rights owned or controlled by any third party.
          (i) No Pending or Threatened Infringement Claims. Except as set forth in Section 3.15(i) of the Disclosure Schedule, no litigation is now or, within the three years prior to the date of this Agreement, was pending and no written notice or claim, or to the Knowledge of the Company any oral notice or claim, has been received by the Company within one year prior to the date of this Agreement, alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party.
          (j) No Infringement by Third Parties. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company, and no such claims have been brought against any third party by the Company.
          (k) Software. Section 3.15(k)(i) of the Disclosure Schedule sets forth a complete and accurate list of all the Software used by the Company and necessary for the conduct of its business as currently conducted (other than COTS Software). To the Knowledge of the Company, (i) with respect to Software owned by the Company, all such Software was either (A) developed by employees of the Company within the scope of their employment; (B) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or (C) otherwise acquired by the Company from a third party, and (ii) with respect to Software licensed by the Company pursuant to Inbound License Agreements, the Company’s rights to use such Software were obtained from third parties.

          Except as disclosed in Section 3.15(k)(ii) of the Company Disclosure Schedule, no Software owned by the Company contains any code that is licensed pursuant to the provisions of any “open source” license agreement, including without limitation GNU’s General Public License or Lesser/Library GPL, which is incorporated into the Software owned by the Company in such a way as to require that the Company’s source code be distributed or made available in connection with the distribution of such Software in object code form or to limit the amount of fees that may be charged by the Company in connection with its distribution of such Software (each, an “Open Source License”). The Company has taken commercially reasonable steps to ensure that all Software (other than COTS Software) used by the Company to provide services to its customers is free of any disabling codes or instructions, and any virus or other intentionally created, undocumented contaminant that is designed to be used to damage or disable any of the internal computer systems (including hardware, software, databases and embedded control systems) of the Company. The Company has taken reasonable steps to safeguard such internal computer systems and restrict unauthorized access thereto.
          (l) Documentation. The Company has taken all reasonable actions customary in the software industry to document the Software owned by the Company and its operation, such that the materials comprising such Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers skilled in the relevant technology.
          (m) Disaster Recovery Plans. The Company has in place disaster recovery plans, procedures and facilities.
          (n) Supplier Relationships. Section 3.15(n) of the Disclosure Schedule sets forth a complete and correct list of (i) each current consulting Contract between the Company and a third party relating to the development of the Company’s Intellectual Property; and (ii) all suppliers, not including any Persons listed under any of the Material Contracts disclosed on Section 3.10(a) of the Disclosure Schedule, from which the Company has purchased services or products within the past six months in excess of $25,000 and which are necessary for the conduct of the Company’s business as it is currently conducted (collectively, the “Supply Contracts”).
          SECTION 3.16. Compliance With Environmental Laws.
          (a) The Company is in compliance with all Environmental Laws, and to the extent of any prior noncompliance by the Company or any of its predecessors in interest with Environmental Laws, such noncompliance has been fully resolved except where any failure to comply or failure to resolve noncompliance would not result in material liability to the Company; the Company’s compliance with Environmental Laws includes that the Company has obtained and is in compliance with all Permits required under Environmental Law, and such permits are in full force and effect, except for such Permits the absence of which would not reasonably be expected to materially impair the ability of the Company to conduct its business as currently conducted.
          (b) Except for such Releases that would not result in a material liability to the Company, there have been no Releases of Hazardous Substances by the Company, or to the

Company’s knowledge by any Person, in, on, under, from or affecting any property currently or previously owned, leased or operated by the Company, or to the Knowledge of the Company, any of its predecessors in interest, or any surrounding site.
          (c) To the Knowledge of the Company, neither the Company nor any of its predecessors in interest has disposed of any Hazardous Substance in a manner that has led, or could reasonably be anticipated to lead to a Release, and, to the Knowledge of the Company, there have been no Releases of Hazardous Substances in, on, under, from or affecting any property to which the Company or any its predecessors in interest have sent waste for disposal.
          (d) Since January 1, 2003, the Company has not received any written notice of, or entered into any order, settlement or decree relating to: (i) any violation of or liability under any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of or liability under Environmental Laws or (ii) the response to or Remediation of Hazardous Substances at or arising from any of the Company’s properties.
          (e) The Company has delivered to Parent all environmental documents, studies and reports (including without limitation, Phase I and Phase II investigation reports) in its possession or control relating to: (i) any facilities or real property presently operated or leased by the Company; or (ii) any environmental liability of the Company or any of its predecessors in interest incurred since January 1, 2003.
          SECTION 3.17 Employees; Labor Matters.
          (a) Section 3.17(a) of the Disclosure Schedule sets forth a true and complete list of the names and titles of each employee of the Company as of the date of this Agreement, indicating each such employee that is considered an “officer” of the Company. No officer of the Company has indicated to the Company prior to the date of this Agreement that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.
          (b) Since the Reference Date until the date of this Agreement, there has been no material change in the number of employees of the Company. Except for such obligations or payments that would not reasonably be expected to result in a material liability of the Company, the Company has no current obligation to make any payment to any current or former director, officer or employee by way of damages or compensation for loss of office or employment or for unfair or wrongful dismissal, other than claims for unemployment benefits under applicable state and local statutes and claims under state workers’ compensation laws.
          (c) The Company has complied, and is currently complying, in all material respects, with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the protection of the health and safety of employees, from whatever source such law may be derived, including statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines.
          (d) Except for such legal claims or proceedings that would not reasonably be expected to result in a material liability to the Company, there are no legal claims or proceedings pending, or to the Knowledge of the Company, threatened, between the Company and any current or former employee, director, consultant, officer or trade union.
          (e) Except as set forth in Section 3.17(e) of the Disclosure Schedule, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby will not (i) entitle any employee of the Company to any severance payment, employment compensation or any other form of payment, other than the consideration payable to the Equityholders, in their capacity as such, as described in this Agreement; or (ii) accelerate the time of payment or vesting of, or increase the amount of, any other compensation due to any employee of the Company, other than any such acceleration or increase under the Option Plan or as described in this Agreement (including, without limitation, any compensation that would be a “parachute payment” within the meaning of Section 280G of the Code).
          (f) Except as set forth in Section 3.17(f) of the Disclosure Schedule:
          (i) The employees of the Company have not been, and currently are not, represented by a labor organization or group. There is no collective bargaining agreement presently in force with respect to employees of the Company, and the Company is not and has never been a signatory to a collective bargaining agreement with any trade union, labor organization or group.
          (ii) To the Knowledge of the Company, no representation election petition or application for certification has been filed by employees of the Company or is pending with any entity and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company has occurred, is in progress or is threatened.
          (iii) No labor dispute, walk out, strike, slowdown, picketing, work stoppage (sympathetic or otherwise), or other concerted action under the National Labor Relations Act involving the employees of the Company has occurred since January 1, 2003, is in progress or, to the Knowledge of the Company, is currently threatened.
          (iv) There are no outstanding loans or advances from the Company to employees or stockholders of the Company, including loans or advances made for the purpose of allowing a stockholder to purchase shares of Common Stock, other than as set forth in Section 2.8(k) or Section 3.17(f)(iv) of the Disclosure Schedule.
          (h) The Company has since January 1, 2003 maintained and currently maintains insurance required by Applicable Law with respect to workers’ compensation claims and unemployment benefits claims. Other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened claims or actions against the Company under any worker’s compensation policy or long-term disability policy.
          (i) Except as would not reasonably be expected to result in a material liability to the Company, all individuals who are or were performing services for the Company have been properly classified by the Company as either non-employees or employees, as the case may be.

          SECTION 3.18 ERISA.
          (a) Section 3.18(a) of the Disclosure Schedule contains a complete list of all Employee Benefit Plans sponsored or maintained by the Company or under which the Company has any material liability (contingent or direct). The Company has made available to Parent (i) accurate and complete copies of all Employee Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of any material unwritten Employee Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Employee Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Employee Benefit Plans (for which annual reports are required) prepared within the last two years.
          (b) All Employee Benefit Plans conform (and have conformed at all times during the past six years) in all material respects to, and are being administered and operated (and have been administered and operated during the past six years), in all material respects, in compliance with, the requirements of ERISA, the Code and all other applicable laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Company Benefit Plans have been timely filed or delivered, except as would not reasonably be expected to result in material liability to the Company. There have not been any “prohibited transactions,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Employee Benefit Plans, that could subject the Company or any employee of the Company to any material penalty or tax imposed under the Code or ERISA.
          (c) Any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified (or, if a prototype plan, is the subject of a favorable IRS opinion letter) or an application for such determination or opinion is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, to the Knowledge of the Company, no grounds exist for the denial of such application. To the Knowledge of the Company, nothing has occurred since the date of any such determination that would reasonably be expected to adversely affect such qualification or exemption.
          (d) Neither the Company nor any ERISA Affiliate of the Company sponsors or has any liability with respect to any defined benefit plan subject to Title IV of ERISA, nor does any such entity have a current or contingent obligation with respect to any Multiemployer Plan.
          (e) Except as would not reasonably be expected to result in a material liability to the Company, there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any Employee Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Employee Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA. The Employee Benefit Plans are not the subject of any pending (or to the Knowledge of the Company, any threatened) investigation or audit by the IRS, the Department of Labor or the PBGC.

          (f) Except as would not reasonably be expected to result in a material liability to the Company, the Company has timely made all required contributions under the Employee Benefit Plans.
          (g) With respect to any Employee Benefit Plan that is an “employee welfare plan” within the meaning of Section 3(1) of ERISA, (i) each such plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction and (ii) any Employee Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and during the past six years has complied, in all material respects, with the applicable requirements of Section 4980B of the Code. No Employee Benefit Plan provides any retiree health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA or under the continuation of coverage provisions of the laws of any state or locality.
          SECTION 3.19. Insurance. Section 3.19 of the Disclosure Schedule contains a complete and accurate list of all insurance policies maintained by or for the benefit of the Company that are in effect as of the date of this Agreement. There are no pending claims by the Company under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies prior to the date hereof have been paid and the Company is otherwise in compliance in all material respects with the terms and conditions of all such policies.
          SECTION 3.20. Government Contracts. The Company has not received any written notice or, to the Knowledge of the Company, oral notice of any claim, suit or investigation (including as a result of a qui tam action brought under the Civil False Claims Act) asserting or alleging (i) the commission of criminal acts or bribery, or other violation of Applicable Law, by the Company or any director, officer or employee of the Company with respect to any Government Contract, (ii) any material irregularity, misstatement or omission arising under or relating to any Government Contract; or (iii) default, breach or any other failure to comply with the material terms of any Government Contract or subcontract or for equitable adjustment to any Government Contract or subcontract. No termination for default, cure notice or show cause notice has been issued by the U.S. Government or by any prime contractor or subcontractor with respect to performance by the Company as a subcontractor of any portion of the obligation of a Government Contract. Neither the Company nor any of its directors, officers or employees is or has been debarred or suspended from participation in the award of contracts with any Government Entity, nor has any such Person been declared nonresponsible (it being understood that debarment and suspension and nonresponsibility does not include ineligibility to bid for certain contracts due to generally applicable bidding requirements). Except as disclosed in Section 3.20 of the Disclosure Schedule, (A) the cost accounting and procurement systems maintained by the Company with respect to Government Contracts are in compliance in all material respects with all Applicable Laws, (B) no material costs incurred by the Company have been disallowed in connection with any Government Contract; and (C) the Company has complied in all material respects with all terms and conditions of such Government Contracts. The Company has not received any written notice or, to the Knowledge of the Company, oral notice by any Government Entity for a material price adjustment under a Government Contract based on a claimed disallowance by the Defense Contract Audit Agency or a price adjustment under a Government Contract based a claim of defective pricing by a Government Entity.
          SECTION 3.21. Bank Accounts. Section 3.21 of the Disclosure Schedule sets forth a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship.
          SECTION 3.22. Company Transaction Expenses. Set forth in Section 3.22 of the Disclosure Schedules is a list of the consultants, financial advisors, attorneys, accountants and other similar agents and representatives retained by the Company or its Affiliates that are providing services in connection with the transactions contemplated by this Agreement, the fees, costs and expenses of which (to the extent unpaid immediately prior to the Effective Time) will constitute Company Transaction Expenses.
          SECTION 3.23. Ethical Practices. None of the Company or any of its directors, officers, employees or representatives has, directly or indirectly, for the benefit of the Company, (i) used funds or other assets of the Company, or made any promise or undertaking in such regard, for any illegal payments, contributions, gifts, entertainment or other unlawful expenses to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund; or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended. There have been no false or fictitious entries made in the books or records of the Company relating to any such illegal payment or secret or unrecorded fund.
          SECTION 3.24. Affiliate Transactions. Except as set forth in Section 3.24 of the Disclosure Schedule:
          (i) there are no Contracts, liabilities or obligations between the Company and any Affiliate of the Company, except for Warrants, Options or salary, compensation or reimbursement of expenses as an officer, employee or director in the ordinary course and customer contracts entered into the ordinary course of business and at arms’ length with Persons in which Affiliates of the Company hold an equity interest; and
          (ii) no officer or director of the Company, nor, to the Knowledge of the Company as of the date of this Agreement, any Affiliate of the Company, possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor or lessee of the Company, except, in the case of Affiliates, for customer contracts entered into the ordinary course of business and at arms’ length with Persons in which Affiliates of the Company hold an equity interest. Ownership of securities of a company whose securities are registered under the Exchange Act of less than 5% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.24.

          SECTION 3.25. Customers. Section 3.25 of the Disclosure Schedule sets forth the top 150 customers of the Company (in terms of total recognized revenue) during each of (i) the fiscal year ended December 31, 2005 and (ii) the three-month period ended March 31, 2006. As of the date hereof, no such customer listed in Section 3.25 of the Disclosure Schedule has canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company. As of the date of this Agreement, except as set forth in Section 3.25 of the Company Disclosure Schedule, the Company has not received notice that any such customer may cancel or otherwise materially and adversely modify its relationship (including, without limitation, by seeking to renegotiate contractual terms) with the Company or limit its purchases from the Company.
          SECTION 3.26. Accounts Receivable and Payable.
          (a) All of the accounts and notes receivable of the Company set forth on the balance sheets of the Company as of December 31, 2005 and March 31, 2006 that are attached in Section 3.7 of the Disclosure Schedule (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm’s length transactions, and (ii) are presented fairly in such balance sheets in accordance with GAAP applied in a manner consistent with the past practices of the Company. All of the accounts and notes receivable of the Company set forth on the balance sheets of the Company as of March 31, 2006 that are attached in Section 3.7 of the Disclosure Schedule are good and collectible (assuming the Company continues following the Effective Time to use collection efforts consistent with past practice) at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset.
          (b) The accounts payable of the Company are properly reflected on the Reference Balance Sheet and arose from bona fide transactions with unaffiliated third parties in the ordinary course of business consistent with past practice.
          SECTION 3.27. Books and Records. The minute books and other similar records of the Company contain true and complete records of all actions taken at any meetings of the Company’s stockholders, the Company Board or any committee thereof and all written consents executed in lieu of the holding of any such meetings. A complete copy of such minute books and other similar records has been provided to Parent. The Company’s share register and share transfer records are true, accurate and complete in all material respects, and complete and accurate copies thereof have been delivered by the Company to Parent.
          SECTION 3.28. Telecom Service Providers. Except as set forth in Section 3.28 of the Disclosure Schedule, the Company is not a Telecom Service Provider, does not have any equity interest in a Telecom Service Provider or, to the Knowledge of the Company, is not a TSP Affiliate of a Telecom Service Provider. Except as set forth in Section 3.28 of the Disclosure Schedule, none of the Company’s officers or employees are employees, officers or directors of Warburg, Pincus & Co., Warburg, Pincus Equity Partners, L.P. or of any Telecom Service Provider, and none of the Company’s officers or employees owns or controls five percent or more of the equity or voting rights of any Telecom Service Provider or Telecom Service Provider TSP Affiliate.

          SECTION 3.29. Brokers. Except for a payment to be made at Closing to Goldman Sachs & Co., financial advisor to the Company in connection with the transactions contemplated by this Agreement, neither the Company, Parent nor the Surviving Corporation will be responsible for the payment of any broker, finder or investment banker fee or commission to any agent, broker, person or firm in connection with the transactions contemplated by this Agreement based upon commitments or arrangements made by or on behalf of the Company or its Affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
          SECTION 4.1. Organization. Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Parent has made available to the Company correct and complete copies of the certificate of incorporation and bylaws, as currently in effect, of Parent and Merger Sub.
          SECTION 4.2. Authorization. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Parent’s board of directors, at a meeting duly called and held, has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger. The board of directors of Merger Sub has unanimously approved this Agreement and the transactions contemplated herein, including the Merger, and Parent has adopted and approved this Agreement as sole stockholder of Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such party in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).
          SECTION 4.3. Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or material modification) under any of the terms, conditions or provisions of any Contracts of Parent or Merger Sub, (c) subject to the approvals, filings and consents referred to in Section 4.4 or in Section 4.3 or 4.4 of the Disclosure Schedule, violate any Applicable Laws or (d) result in the creation or imposition of any Encumbrance on any properties or assets that would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.
          SECTION 4.4. Government Consents and Approvals. Except as set forth in Section 4.4 of the Company Disclosure Schedule, no consent, approval or authorization of, or declaration or filing with, any Governmental Entity on the part of Parent or Merger Sub that has not been obtained or made is required in connection with the execution or delivery by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (ii) compliance with the notification and waiting period requirements of the HSR Act.
          SECTION 4.5. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has neither incurred any obligation or Liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.
          SECTION 4.6. Financial Ability. Parent has, and at Closing will have, sufficient funds available to make the payments required of it under Article II above.
          SECTION 4.7. Brokers. Neither Parent nor Merger Sub or the Company will be responsible for the payment of any broker, finder or investment banker fee or commission to any agent, broker, person or firm in connection with the transactions contemplated by this Agreement based upon commitments or arrangements made by or on behalf of Parent or Merger Sub.
ARTICLE V
COVENANTS
          SECTION 5.1. Conduct of Business of the Company. During the period from the date of this Agreement through the Effective Time, the Company shall carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, prior to the Effective Time, the Company shall not, without the prior written consent of Parent:
          (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
          (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Common Stock or Series A Preferred Stock upon the exercise of Options or Warrants outstanding on the date of this Agreement in accordance with their current terms;
          (c) amend the Company Charter or Company Bylaws, or alter through merger, liquidation, reorganization, restructuring or any other fashion, its corporate structure;
          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business and consistent with past practice;
          (e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than in the ordinary course of business consistent with past practice;
          (f) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person (other than advances to employees of the Company in the ordinary course of business and consistent with past practices) except for indebtedness not to exceed $250,000 in the aggregate;
          (g) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or otherwise permit its corporate existence, or any of the rights or franchises or any material license, permit or authorization under which the business operates to be suspended, lapsed or revoked;
          (h) amend any existing, severance plan, agreement or arrangement or enter into or amend any Employee Benefit Plan, employment, or any consulting agreement, except as required by applicable law, as contemplated by the terms of this Agreement or as necessary or advisable to cause any compensation or benefits payable under any Employee Benefit Plan not to be subject to any Taxes under Section 280G of the Code;

          (i) hire additional employees, officers, consultants or other independent contractors receiving salary or guaranteed compensation in excess of $100,000 per year, materially increase the compensation payable or to become payable to its directors, officers or employees (except for increases in compensation in the ordinary course of business consistent with past practice in salaries, wages or benefits of employees of the Company who are not officers of the Company), or grant any severance or termination pay to any director or officer of the Company (except as required under any existing Employee Benefit Plan), or take action to enhance in any material respect or accelerate any rights or benefits under, any Employee Benefit Plan, except (i) as may be required to comply with Applicable Law or (ii) as contemplated by this Agreement;
          (j) make any change to accounting policies or procedures (other than actions required to be taken by GAAP);
          (k) prepare or file any Tax Return inconsistent with its past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;
          (l) fail to file in a timely manner any Tax Returns that become due or fail to pay any Taxes that become due;
          (m) make or rescind any express or deemed election relating to Taxes or change any of its methods of reporting income or deductions for Tax purposes;
          (n) commence any litigation or proceeding with respect to any material Tax liability or refund or settle or compromise any material Tax liability or commence any other litigation or proceedings or settle or compromise any other material claims or litigation;
          (o) except as sales and purchases in the ordinary course of business and the hiring of employees, officers or consultants in the ordinary course of business as permitted in subsection (i) above, enter into, renew, terminate or amend any Material Contract, except for automatic renewals pursuant to the terms of such Material Contract; or purchase or lease any real property;
          (p) create or form any Subsidiary or make any other investment in another Person;
          (q) make or authorize any new capital expenditure or expenditures not provided for in the Operating Plan of the Company (a copy of which was provided to Parent) that individually is in excess of $25,000 or in the aggregate are in excess of $100,000;
          (r) sell or license to any third party any of its Intellectual Property other than non-exclusive licenses in the ordinary course of business;

          (s) allow any insurance policy relating to the Company’s business to be amended or terminated without replacing such policy with a policy providing coverage in an amount at least equal to the coverage in such policy, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;
          (t) except as permitted pursuant to 5.1(i) or (h), enter into any contract, agreement, commitment or arrangement with any Affiliate, other than customer contracts entered into the ordinary course of business and at arms’ length with Persons in which Affiliates of the Company hold an equity interest; or
          (u) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
          SECTION 5.2. Approval of Stockholders. The Company shall, as promptly as practicable after the date hereof, take all action necessary in accordance with the DGCL and the Company Charter and Company Bylaws to call, give notice of and convene a meeting of, or obtain the written consent from, its stockholders for the purpose of considering, approving and adopting this Agreement and the transactions contemplated hereby, and include in the notice soliciting such approval the unanimous recommendation of the Company Board that the stockholders vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.
          SECTION 5.3. Access to Information. Between the date of this Agreement and the Effective Time, the Company shall afford Parent and its authorized representatives (including its accountants, financing sources (if any) and legal counsel) reasonable access during normal business hours to the properties, personnel and books and records of the Company and shall furnish to Parent (i) monthly financial statements in the form currently produced for management review and (ii) all other information concerning the business, properties, assets and personnel of the Company as Parent may from time to time reasonably request. Parent agrees on its own behalf and on behalf of its Affiliates and authorized representatives (including its accountants, financing sources (if any) and legal counsel) that any information furnished pursuant to this Section 5.3 will be subject to the provisions of the Confidentiality Agreement, the terms of which are incorporated herein by reference.
          SECTION 5.4. Exclusivity. Between the date hereof and the earlier of the termination of this Agreement and the Closing Date, the Company will not (nor will the Company permit any of its officers, directors, employees, agents, representatives or Affiliates to), directly or indirectly, take any of the following actions with any Person other than Parent and Merger Sub: (i) solicit, initiate or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any Person relating to any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its capital stock or any other equity interest in the Company or any material part of its (tangible or intangible) assets; (ii) provide information with respect to it to any Person, other than Parent and Merger Sub, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its capital stock or any other equity interest in the Company or any material part of its (tangible or intangible) assets; or (iii) enter into any agreement with any Person providing for the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its capital stock or any other equity interest in the Company or any material part of its (tangible or intangible) assets. In the event the Company receives any communication from a third party expressing an interest in such a transaction, the Company will immediately notify Parent and provide Parent with a copy of any written communications and a detailed summary of any oral communications.
          SECTION 5.5. Cooperation.
          (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to do the following: (i) cooperate in the preparation and filing of any filings or notifications that must be made under the HSR Act or otherwise to any Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by Parent or the Company, for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Merger; and (iv) execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of Parent and the Surviving Corporation shall take all such necessary action.
          (b) Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal or state antitrust, competition, or fair trade law. In this regard but without limitation, each party hereto shall promptly inform the other of any communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal or state antitrust or competition Governmental Entity regarding the transactions contemplated herein.
          (c) Notwithstanding any provision of this Agreement or otherwise, in connection with the compliance by the parties hereto with any Applicable Law (including the HSR Act and similar merger notification laws or regulations of any foreign Governmental Entity) and obtaining the consent or approval of any Governmental Entity whose consent or approval may be required to consummate the transactions contemplated by this Agreement, Parent shall not be required, or be construed to be required, to proffer to, or agree to: (i) sell or hold separate, or agree to sell or hold separate, before or after the Effective Time, any assets, businesses or any interests in any assets or businesses, of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Parent or the Company of any assets or businesses; (ii) enter into any agreement or be bound by any obligation that, in Parent’s good faith judgment, would likely have an adverse effect on the benefits to Parent of the transactions contemplated by this Agreement; or (iii) take any other action that, in Parent’s good faith judgment, would be adverse to Parent.
          (d) Prior to the Closing, the Company shall use its commercially reasonable efforts to obtain the required consents described in Section 5.5(d) of the Disclosure Schedule.
          SECTION 5.6. Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any oral or written public statements with respect to such transactions without prior approval of the other party, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange. Parent will file a Current Report on Form 8-K following the execution of this Agreement announcing the execution of this Agreement. The parties will cooperate in the preparation and delivery of any internal or external communications.
          SECTION 5.7. Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of: (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware, and which would be reasonably likely to cause a breach of any representation or warranty contained in this Agreement that would give rise to a failure of the fulfillment the condition set forth in Section 6.2(a) or 6.3(a), as the case may be, or (ii) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, or (b) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
          SECTION 5.8. Company Transaction Expenses. The Company shall notify Parent in the event that between the date hereof and the Closing Date the Company retains any Person whose fees and expenses would be required to be disclosed pursuant to Section 3.22 if such Person had been retained as of the date hereof. The Company shall deliver to Parent at Closing acknowledgments of payment in full of all Company Transaction Expenses incurred through the Closing from the entities listed in Section 5.8 of the Disclosure Schedule.
          SECTION 5.9. Termination of Certain Agreements. Prior to the Effective Time, the Company shall deliver written confirmation in form reasonably satisfactory to Parent that the agreements set forth in Section 5.9 of the Disclosure Schedule shall be terminated as of the Effective Time.
          SECTION 5.10. Payoff Letters. On the day immediately prior to the Closing Date, the Company shall obtain from the holders of all indebtedness that is to be repaid pursuant to Section 2.12(e) payoff letters in form reasonably acceptable to Parent setting forth the amount necessary to pay in full such indebtedness at Closing.

          SECTION 5.11. Employee Matters.
          (a) Each individual who is an employee of the Company immediately prior to the Closing (an “Employee”) shall continue as an employee of the Company immediately after the Closing (each, a “Continuing Employee”). For purposes of this Section 5.11(a), the term Employee shall include any individual who on the Closing Date is on a medical or disability leave of absence or any other approved leave of absence from the Company. Except as may be provided under any applicable agreement between the Company and any Continuing Employee in existence on the date of this Agreement, nothing contained in this Section 5.11(a) shall limit the right of Parent or any of its Affiliates to terminate or suspend the employment of any Continuing Employee after the Closing or, subject to Sections 5.11(b), (c) and (d) of this Agreement, to discontinue or modify the benefits provided to any such Employee.
          (b) For a period of no less than one year from and after the Closing Date, Parent shall provide, or shall cause one of its Affiliates to provide, to each Continuing Employee, employee benefits which are, with respect to each such Continuing Employee, no less favorable in the aggregate than the employee benefits provided to similarly situated employees of Parent.
          (c) For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Parent or any of its Affiliates, Continuing Employees shall receive service credit for service with the Company and its Affiliates prior to the Closing Date to the same extent such service credit was granted under the applicable Employee Benefit Plans except to the extent that such service crediting would result in duplication of benefits. Parent shall (i) cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any benefit plans or arrangements in which such Continuing Employees become eligible to participate after the Closing Date; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfaction of any applicable deductible or out-of-pocket requirements under any benefit plans or arrangements in which such Continuing Employees become eligible to participate after the Closing Date.
          (d) From and after the Closing Date, Parent shall cause the Company to honor in accordance with their terms all employment, severance, retention and termination plans and agreements (including change in control provisions) of employees or independent contractors of the Company and its Affiliates listed in Section 3.18(a) of the Disclosure Schedule.
          (e) With respect to those employee benefit plans and agreements covering Continuing Employees that may be or become subject to IRC Section 409A, from and after the Closing, Parent shall make reasonable efforts to take, or to cause there to be taken, such timely actions as may be necessary or appropriate to prevent excise taxes and other tax penalties under IRC Section 409A from applying to payments or benefits under such plans or agreements.
          SECTION 5.12. Indemnification of Officers and Directors.
          (a) For a period of six years following the Closing, Parent will cause the Company to, and the Company will, continue to indemnify and hold harmless each present and former director and officer of the Company against any Liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring on or prior to the Closing, whether asserted or claimed prior to, on or after the Closing, to the fullest extent that the Company would have been permitted under the DGCL and the Company Charter and Company Bylaws in effect on the date hereof to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Legal Requirements).
          (b) No later than the Closing Date, Parent shall purchase “run-off” or “tail coverage” officers and directors liability insurance coverage for the officers and directors of the Company, which shall continue until the sixth anniversary of the Closing Date. The costs of such coverage (which shall not exceed $100,000) shall be considered a Company Transaction Expense.
          SECTION 5.13. Taxes.
          (a) Subsequent to the Closing Date, the Equityholders shall indemnify and hold harmless Parent and its Affiliates from and against any Taxes of the Company (i) for any taxable year or taxable period that ends on or before the Closing Date and (ii) for any taxable year or taxable period that commences before and ends after the Closing Date (“Straddle Period”) which are allocable to the portion of such Straddle Period deemed to end on the Closing Date (as determined pursuant to Section 5.13(b)) (“Pre-Closing Taxes”); provided, however, that any indemnification payments made pursuant to this Section 5.13 first shall be satisfied from the Escrow Amount before proceeding against the Equityholders. The indemnity obligations of this Section 5.13 shall not apply to any Taxes that were included in the Final Adjustment Schedule as a “current liability” for purposes of determining Net Working Capital. Notwithstanding any other provision of this Agreement, the indemnification obligations of the Equityholders under this Section 5.13(a) shall survive until 90 days after the expiration of the applicable statute of limitations, unless a claim is made hereunder prior to the expiration of the survival period, in which case such indemnification obligations of the Equityholders shall survive as to such claim until such claim has been finally resolved.
          (b) For purposes of this Section 5.13, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one that ended at the close of the Closing Date and the other that began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit and state and local apportionment factors of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes, such as real and personal property taxes, shall be apportioned ratably between such periods on the basis of the number of elapsed days in each such period.

          (c) The Company shall prepare or cause to be prepared and file or cause to be filed, within the time and manner prescribed by law, all Tax Returns of the Company that are required to be filed prior to the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice, except as required by Applicable Law, and prior to filing, such Tax Returns shall be submitted to Parent no later than 30 days prior to the due date for filing thereof (including any applicable extensions) for Parent’s review and comment. Parent and the Company shall consult with each other and the Company shall consider in good faith all comments, issues and objections raised by Parent. The Company make such revisions to such Tax Returns as are reasonably requested by Parent.
          (d) Parent shall file or cause to be filed when due all Tax Returns of the Company for Taxable periods or events beginning before the Closing Date that are required to be filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practice except as required by Applicable Law. Parent shall submit any Tax Return (or portion thereof) relating solely to Taxes of the Company to the Holder Representative no later than 30 days prior to the due date for filing thereof (including any applicable extensions) for the Holder Representative’s review and comment. The Holder Representative and Parent shall consult with each other and Parent shall consider in good faith all comments, issues and objections raised by the Holder Representative. Parent shall make such revisions to such Tax Returns as are reasonably requested by the Holder Representative.
          (e) Parent, the Holder Representative and the Company shall reasonably cooperate, and shall cause their respective Affiliates and their respective directors, officers and employees reasonably to cooperate, and shall use commercially reasonable efforts to cause their respective agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods or relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes.
          (f) If a claim for Taxes, including, without limitation, notice of a pending or threatened audit, shall be made by any taxing authority to Parent or any of its Subsidiaries in writing, which, if successful, could result in an indemnity payment pursuant to Section 5.13(a) (a “Tax Claim”), Parent shall notify the Holder Representative in writing of the Tax Claim within ten (10) Business Days following Parent’s or its Subsidiary’s receipt of the written claim for Taxes. Such notice shall state the nature and basis of the Tax Claim and the amount thereof, each to the extent known by Parent or any of its Subsidiaries.
          (g) The Holder Representative shall have the right to represent the interests of the Company with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date and to employ counsel of its choice at its expense; provided however, that the Holder Representative may not agree to any settlement, compromise or closing or other agreement thereof without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; and provided further, that if a Tax Claim involves an issue that recurs in Taxable periods of Parent, the Company or any Parent Subsidiary ending after the Closing Date or that otherwise could adversely affect Parent, the Company or any Parent Subsidiary for any taxable period including or ending after the Closing Date, then (i) Parent and the Holder Representative shall jointly control the defense of any such Tax Claim and each party shall cooperate with the other party at its own expense, and (ii) there shall be no settlement, compromise or closing or other agreement with respect thereto without the consent of Parent and the Holder Representative which consents shall not be unreasonably withheld or delayed.
          (h) In the case of any taxable period that commences after the Closing Date, Parent shall have the sole right to represent the interests of the Company with respect to any Tax Claim (a “Post-Closing Tax Claim”); provided, however, that if a Post-Closing Tax Claim could reasonably be expected to materially adversely affect the Equityholders by virtue of their indemnification obligations under this Agreement, then Parent shall (i) keep the Holder Representative informed on a timely basis of any developments relating to the defense of such Post-Closing Tax Claim, (ii) permit the Holder Representative to participate in any proceedings and review any submissions relating to the defense of such Post-Closing Tax Claim and (iii) reasonably consider any comments of the Holder Representative with respect to the defense of such Post-Closing Tax Claim.
          (i) In case of a Straddle Period, Parent shall have the sole right to represent the interests of the Company with respect to any Tax Claim; provided, however, that the Holder Representative shall have the right to employ counsel of its choice at its expense in connection with any Tax Claim relating to Taxes attributable to the portion of such Straddle Period which ends immediately after the close of business on the Closing Date; provided, further, however, that in connection with any Tax Claim that both (x) relates to Taxes attributable to the portion of such Straddle Period which begins immediately after the close of business on the Closing Date and (y) could reasonably be expected to materially adversely affect the Equityholders by virtue of their indemnification obligations under this Agreement, Parent shall (i) keep the Holder Representative informed on a timely basis of any developments relating to the defense of such Tax Claim, (ii) permit the Holder Representative to participate in any proceedings and review any submissions relating to the defense of such Tax Claim and (iii) reasonably consider any comments of the Holder Representative with respect to the defense of such Tax Claim. Parent may not agree to any settlement, compromise or closing or other agreement with respect to any material Tax Claim relating to Taxes attributable to the portion of such Straddle Period which ends immediately after the close of business on the Closing Date that the Equityholders will be liable for pursuant to Section 5.13(a), without the prior written consent of the Holder Representative, which consent shall not be unreasonably withheld or delayed.
          (j) Any Tax refunds that are received by the Company, Parent or any of Parent Subsidiary, and any amount credited against Taxes to which the Company, Parent or any of Parent Subsidiary become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Equityholders, and Parent shall pay over to the Equityholders any such refund or the amount of any such credit within 30 Business Days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding for a Tax period or portion thereof ending on or before the Closing Date results in a payment or credit against Taxes by a Taxing Authority to the Company, Parent or any Parent Subsidiary, of any amount accrued on the Closing Date Balance Sheet, Parent shall pay the net amount of such refund, payment or credit after reduction for all Tax costs, fees or expenses incurred by the Company, Parent or any Parent Subsidiary, as a result of or in obtaining such refund, payment or credit to the Equityholders within 30 Business Days after receipt or entitlement thereto. For purposes of clarification, Parent, the Company or any Parent Subsidiary shall have no obligation to pay over any amounts to the Equityholders pursuant to this Section 5.13(i) with respect to Parent’s, the Company’s or any Parent Subsidiary’s use of Company net operating losses.
          (k) The provisions of Sections 8.1, 8.2(a)(ii), 8.2(b)(ii), 8.2(d)(ii), 8.2(d)(iii), 8.2(e), 8.4, 8.6 and 8.7 shall apply to any breach of the covenants contained in this Section 5.13 by any party to this Agreement. In the event of a conflict between the provisions of this Section 5.13, on the one hand, and the provisions of Article VIII (other than the provisions of Article VIII specifically set forth in the preceding sentence), on the other, the provisions of this Section 5.13 shall control.
          SECTION 5.14. Cancellation of Options. Prior to the Effective Time, the Company shall take all actions that are necessary or desirable to ensure that (a) all of the Company’s option or other equity-based plans shall terminate as of the Effective Time and (b) as of the Effective Time, the Company is not bound by any Option or other equity-based right that would entitle any Person, other than Parent or its Affiliates, to beneficially own, or receive any payments other than as contemplated by Section 2.8(a), Section 2.8(f) or Section 2.8(h) in respect of, any capital stock of the Company or the Surviving Corporation.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER
          SECTION 6.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) this Agreement and the Merger shall have been duly approved and adopted by the stockholders of the Company entitled to vote thereon;
     (b) no statute, rule, regulation, executive order, decree, ruling or injunction (including, for the sake of clarity, any temporary restraining order or preliminary injunction) shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, enjoins or materially restrains or restricts the consummation of the Merger; and
     (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and any other governmental or regulatory notices or approvals required to have been given or obtained prior to the Effective Time with respect to the transactions contemplated hereby shall have been either filed or received.
          SECTION 6.2. Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) the representations and warranties contained in Article III shall be true and correct as of the Closing as if made at and as of the Closing (except for representations and warranties that expressly relate to a specific date prior to the Closing which need only be true and correct as of such earlier date); provided, however, that this condition shall be deemed satisfied unless any and all inaccuracies in the representations and warranties contained in Article III, in the aggregate, result in a Material Adverse Effect on the Company (ignoring for the purposes of this Section any qualifications by Material Adverse Effect or otherwise by material adversity and any materiality qualification or words of similar import contained in such representations or warranties), and, at the Closing, the Company shall have delivered to Parent a certificate signed by its chief executive officer and chief financial officer to that effect;
     (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent a certificate signed by its chief executive officer and chief financial officer to that effect;
     (c) no Material Adverse Effect on the Company shall have occurred since the date of this Agreement, and, at the Closing, the Company shall have delivered to Parent a certificate signed by its chief executive officer and chief financial officer to that effect;
     (d) the Escrow Agreement substantially in the form of Exhibit C hereto, shall have been duly executed and delivered by the Holder Representative and the Escrow Agent;
     (e) the holders of not more than 5% of the outstanding shares of Common Stock and Preferred Stock (calculated, with respect to the Preferred Stock, on an as-converted basis) in the aggregate shall have exercised their appraisal rights in accordance with Section 262 of the DGCL;
     (f) the Company shall have delivered to Parent (i) the statement of Estimated Net Working Capital, pursuant to Section 2.12(b), (ii) the Net Debt Notice, pursuant to Section 2.12(c) and (iii) the Company Transaction Expense Notice, pursuant to Section 2.12(d);
     (g) the Company shall have delivered to Parent the payoff letters and UCC-3 termination statements pursuant to Section 2.12(e); and
     (h) Parent shall have received letters of resignation from the directors of the Company, in form reasonably acceptable to Parent.
          SECTION 6.3. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) the representations and warranties of Parent and Merger Sub shall be true and correct as of the Closing, as if made at and as of such time (other than representations and warranties that expressly relate to a specific date prior to the Closing which only need be true and correct as of such earlier date); provided, however, that this condition shall be deemed satisfied unless any and all inaccuracies in the representations and warranties contained in Article IV, in the aggregate, result in a Material Adverse Effect on Parent (ignoring for the purposes of this Section any qualifications by Material Adverse Effect or otherwise by material adversity and any materiality qualification or words of similar import contained in such representations or warranties), and, at the Closing, Parent and Merger Sub shall have delivered to the Company a certificate signed by their respective officers to that effect;
     (b) each of the covenants and obligations of Parent and Merger Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Merger Sub shall have delivered to the Company a certificate signed by their respective officers to that effect; and
     (c) the Escrow Agreement substantially in the form of Exhibit C, shall have been duly executed and delivered by Parent and the Escrow Agent.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
          SECTION 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:
     (a) by mutual written consent of Parent and the Company;
     (b) by Parent or the Company if (i) any court of competent jurisdiction in the United States or other U.S. Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated May 12, 2006 (the “Outside Date”); provided, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before the Outside Date;
     (c) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within 10 Business Days following receipt by such other party of written notice of such failure to comply; or
     (d) by (i) Parent if there has been a breach of a representation or warranty of the Company that gives rise to a failure of the fulfillment of a condition of the Parent’s and Merger Sub’s obligations to effect the Merger pursuant to Section 6.2(a) or (ii) by the Company if there has been a breach of a representation or warranty of

Parent or Merger Sub that gives rise to a failure of the fulfillment of a condition of the Company’s obligations to effect the Merger pursuant to Section 6.3(a), in each case, which breach has not been cured within 10 Business Days following receipt by the breaching party of written notice of the breach.
          SECTION 7.2. Effect of Termination. In the event that this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to Section 7.1, written notice of such termination and abandonment shall forthwith be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement; provided, however, that no such termination shall relieve any party for liability resulting from any willful breach of this Agreement by such party; and provided further that the provisions of this Section 7.2, Section 5.3 (Confidentiality), Section 5.6 (Public Announcements) and Article IX shall survive the termination of this Agreement.
          SECTION 7.3. Amendment. This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Company’s stockholders but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may be amended only by an instrument in writing signed on behalf of each of the parties hereto.
          SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.
ARTICLE VIII
INDEMNIFICATION
          8.1. Survival of Representations and Covenants. The parties agree that the representations and warranties of the parties contained in this Agreement shall survive the Closing Date until the first anniversary of the Closing Date, except that (a) the representations and warranties in Section 3.14 (Taxes) shall survive until 90 days after the expiration of the applicable statute of limitations, (b) the representations and warranties in Section 3.16 (Environmental) shall survive until the third anniversary of the Closing Date and (c) the representations and warranties in Sections 3.1 (Organization), 3.2 (Subsidiaries), 3.3 (Authorization) and 3.4 (Capitalization) shall survive until the fifth anniversary of the Closing Date (as applicable, the “Survival Date”). The covenants and agreements of the parties to be performed or complied with prior to the Closing shall survive for one year after the Closing

Date, whereas those requiring performance after the Closing Date shall survive for a period of six months following their expiration in accordance with their terms.
          8.2. Indemnification.
          (a) Parent Indemnification. Subject to the provisions of this Article VIII, from and after the Effective Time, Parent and the Surviving Corporation and their respective Affiliates, officers, directors, stockholders, representatives and agents (collectively, the “Parent Indemnitees”) shall be indemnified and held harmless by each Equityholder, who shall be liable severally (pro rata) and not jointly, from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by Parent or the Surviving Corporation or any other Parent Indemnitee by reason of:
     (i) any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement or in any agreement, certificate or other instrument delivered by the Company pursuant to this Agreement;
     (ii) any breach or non-performance by the Company of any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by the Company pursuant to this Agreement;
     (iii) the amount of Company Transaction Expenses in excess of the amount of Company Transaction Expenses set forth on the Company Transaction Expenses Notice; and
     (iv) the matter described in Section 3.9(i) of the Disclosure Schedule.
          (b) Subject to the provisions of this Article VIII, from and after the Effective Time, the Equityholders and their respective affiliates, officers, directors, stockholders, representatives, agents, heirs and estates, as applicable (collectively, the “Seller Indemnitees”, and together with the Parent Indemnitees, each an “Indemnitee”) shall be indemnified and held harmless by Parent and the Surviving Corporation, jointly and severally, from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by any Seller Indemnitee by reason of:
     (i) any inaccuracy in or breach of any representation or warranty of Parent or Merger Sub contained in this Agreement or in any agreement, certificate or other instrument delivered by Parent or Merger Sub pursuant to this Agreement; and
     (ii) any breach or non-performance by Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Parent or Merger Sub pursuant to this Agreement.
          (c) Limitations. Except as provided in the next sentence, no Parent Indemnitee shall be entitled to indemnification for any Losses arising under Section 8.2(a)(i) until the aggregate amount of all Losses under all claims of all Parent Indemnitees for all such inaccuracies or breaches shall exceed $250,000 (the “Deductible”), at which time only such

Losses incurred in excess of the Deductible shall be subject to indemnification. All amounts due to Parent Indemnitees related to Losses for (i) a breach of or inaccuracy in the representations and warranties in Section 3.14 and (ii) a breach of or inaccuracy in the representations and warranties in Sections 3.1, 3.2, 3.3 or 3.4 shall not be subject to the provisions of this Section 8.2(c) and shall be paid in full without any regard to the Deductible, but shall be subject to the Cap as provided below.
          (d) Cap on Indemnification.
     (i) Subject to Section 8.2(d)(ii) below, no Parent Indemnitee shall be entitled to indemnification for any Losses arising under Section 8.2(a) to the extent that the aggregate amount of all Losses paid to Parent Indemnitees under Section 8.2(a) exceeds $6,000,000 (the “Cap”);
     (ii) The Cap shall not apply to: (A) any claims for fraud or intentional misrepresentation, (B) any claims based on a breach of or inaccuracy in the representations in Sections 3.1, 3.2, 3.3, 3.4, 3.14 or 3.28, or (C) any Losses arising under Section 5.13; provided, that no Parent Indemnitee shall be entitled to indemnification for any such Losses to the extent that the aggregate amount of all such Losses paid to Parent Indemnitees (together with other Losses paid to Parent Indemnitees arising under Section 8.2(a) subject to the Cap) exceeds an amount equal to $61.8 million less (i) the amount of Net Debt, and (ii) the amount of Company Transaction Expenses.
     (iii) Subject to Section 8.2(d)(i), in the event that a Parent Indemnitee seeks indemnification for Losses against any Equityholder outside of the escrow in accordance with Article VIII, each Equityholder’s aggregate liability shall with respect to such Loss shall not exceed an amount equal to its pro-rata portion of such Loss, based on the percentage of cash consideration such Equityholder received with respect to its shares of Common Stock, shares of Preferred Stock, Options and Warrants in relation to the total amount of cash consideration paid with respect to all of the shares of Common Stock, shares of Preferred Stock, Options and Warrants, in each case pursuant to Section 2.8 (such percentage, the “Pro-Rata Portion”); provided, further, that, subject to Section 8.2(d)(i), each Equityholder’s aggregate liability with respect to indemnification for all Losses shall in no event exceed an amount equal to such Equityholder’s Pro-Rata Portion of the amount set forth in Section 2.8(d)(ii).
          (e) Offsets to Losses. For all purposes of this Article VIII, Losses shall be net of (i) any amounts actually recovered by the Indemnitee under any insurance policies in effect prior to the Closing in connection with the facts giving rise to the right of indemnification, (ii) any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such Losses in the year of such Loss, (iii) net of any applicable reserve on the Closing Date Balance Sheet and (iv) net of any downward Purchase Price Adjustment with respect to such Loss.

          8.3. Manner of Indemnification.
          (a) Claims of indemnification made under this Article VIII (an “Indemnification Claim”) may be made only in accordance with the provisions of this Article VIII and, as applicable, the Escrow Agreement. To provide a fund against which a Parent Indemnitee may first assert an Indemnification Claim, the Escrow Amount shall be deposited with the Escrow Agent in accordance with Section 2.8(a). The amounts held pursuant to the Escrow Agreement shall be held for a period of time expiring on the first anniversary of the Closing Date, unless an Indemnification Claim has been received by the Holder Representative from a Parent Indemnitee prior to such time in accordance with the terms hereof, in which case an amount equal to the Losses claimed in such Certificate or Certificates shall be held until the resolution of any and all such claims in accordance with the terms hereof and the Escrow Agreement. The Parent Indemnitees shall first look to the Escrow Amount for the satisfaction of any claims for indemnification they may have under this Agreement before proceeding against the Equityholders.
          (b) If it is determined that a Parent Indemnitee is entitled to be indemnified for Losses pursuant to Section 8.2(a), the obligation to pay the amount of indemnification owing thereunder shall first be satisfied from the Escrow Amount, and then by payment by each Equityholder pro rata. In the event an Indemnification Claim arises and the amount of Loss in respect thereof has not yet been determined, a good faith reasonable estimate of such Loss shall be made by the Parent Indemnitee and the corresponding portion of the Escrow Amount shall be retained until the amount of Loss has been determined, and shall then be applied or distributed as provided for in the Escrow Agreement.
          8.4. Notice of Claims.
          (a) Any Indemnitee seeking indemnification hereunder shall give a notice (a “Claim Notice”) to the party from whom indemnification is sought (either the Holder Representative (in the case of a Parent Indemnitee) or Parent (in the case of a Seller Indemnitee), the “Indemnifying Party”), specifying in reasonable detail the facts giving rise to any Indemnification Claim and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Indemnification Claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such Indemnification Claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not relieve any Indemnifying Party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.
          (b) The Indemnifying Party shall have 30 days after the giving of any Claim Notice pursuant hereto to provide such Indemnitee with notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Disagreement Notice”). Upon the Indemnifying Party’s request, Indemnitee shall provide the Indemnifying Party with reasonable access to all books and records relating to the Indemnification Claim and to make available during normal business hours all employees or other Persons who are knowledgeable about such

Indemnification Claim, in order to allow the Indemnifying Party to review the status of such Indemnification Claim and the payments that have been, or will be, made with respect thereto. If a timely Disagreement Notice is not received or to the extent an item is not objected to in the Disagreement Notice, the Claim Notice shall be deemed to have been accepted and final and binding on the parties, absent manifest error. If the Indemnifying Party delivers a timely Disagreement Notice, the parties shall resolve such conflict in accordance with the procedures set forth in Section 8.4(c).
          (c) If the Indemnifying Party shall have provided a Disagreement Notice, the parties will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement will be prepared and signed by Parent and the Holder Representative. In the event the parties shall fail to reach an agreement within 30 days after the date on which the Indemnifying Party provided a Disagreement Notice, the dispute shall resolved in accordance with the provisions of Article IX.
          8.5. Third-Party Claims. If a Parent Indemnitee becomes aware of a third-party claim that such Parent Indemnitee believes, in good faith, may result in a demand by it for indemnification pursuant to this Article VIII, such Parent Indemnitee shall promptly notify the Holder Representative in writing of such claim, setting forth such claims in reasonable detail. The Indemnifying Party shall have, at its election pursuant to the terms of this Section 8.5, the right to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnitee shall cooperate with it in connection therewith; provided, that the Indemnifying Party shall be entitled to assume the defense of such action only to the extent (i) such claim would not reasonably be expected to give rise to Losses that are more than the amount of the funds then remaining in the Escrow Account (when taking into account any other claims on the funds in the Escrow Account) or (ii) the claim does not seek, as a substantial component of such claim, an injunction or equitable relief against the Indemnitee; and provided further, that, if it elects to assume control of such claim, the Indemnifying Party shall be entitled to continue to maintain control of that claim so long as it conducts the defense of the claim actively and diligently. If the Indemnifying Party assumes control of the defense of such claim, the Indemnitee may participate in such settlement or defense through counsel chosen by such Indemnitee and paid at its own expense; provided that, if in the reasonable opinion of counsel for such Indemnitee, there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnitee, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnitee in connection with such defense. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnitee shall not pay or settle any such claim without the consent of the Indemnifying Party. If the Indemnifying Party does not notify the Indemnitee within 10 days after receipt of the Indemnitee’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof (or the Indemnifying Party is otherwise unable to assume control of the defense pursuant to the terms of this Section 8.5), the Indemnitee shall have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of the claim, but shall not thereby waive any right to indemnity therefore pursuant to this Agreement and shall not enter into any settlement without consent of the Indemnifying Party, which shall not be unreasonably withheld with respect to settlements comprising of only monetary relief. The Indemnifying Party shall not, except with the consent of the Indemnitee, enter into any settlement that (a) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnitees of an unconditional release from all Liability with respect to such claim or consent to entry of any judgment and (b) involves non-monetary relief or remedy, including any restrictions on the Indemnitee’s ability to operate or compete.
          8.6. Mitigation; Exclusivity of Remedy. The parties hereto acknowledge and agree that, except in the case of fraud or willful misconduct, following the Closing, the provisions of Sections 5.13, 8.2 and 8.3 shall be the sole and exclusive remedies of Parent, Merger Sub, the Company and the Equityholders for any breach by the other parties of the representations and warranties in this Agreement and for any failure by the other parties to perform and comply with any covenants and agreements in this Agreement, except that if any of the covenants of this Agreement are not performed in accordance with their respective terms or are otherwise breached, the parties shall be entitled to seek specific performance of the terms thereof in addition to any other remedy at law or equity. Each party hereto shall take commercially reasonable steps to mitigate its Losses upon and after becoming aware of any Losses. Notwithstanding anything to the contrary, there shall be no indemnification, reimbursement or recovery for any duplicative damages, speculative damages, lost profits or punitive or exemplary damages with respect to any Indemnification Claim; provided however, that such limitation on damages shall not apply if awarded to a third party with respect to a third party-claim for which an Indemnification Claim is brought.
          8.7. Holder Representative.
          (a) In order to efficiently administer the defense and/or settlement of any claims for indemnity by a Parent Indemnitee pursuant to this Article VIII or Section 5.13, Ron Lachman, as the Holder Representative, is hereby appointed to serve as the representative of the Equityholders. The Holder Representative shall have full power and authority to make all decisions relating to the defense and/or settlement of any claims for which any Parent Indemnitee may claim to be entitled to indemnity pursuant to this Article VIII or Section 5.13, all decisions and actions relating to any Purchase Price Adjustment pursuant to Section 2.13, to receive all notices with respect to this Agreement and the Escrow Agreement, to retain legal counsel, accounting, consultants and other experts and incur expenses, in connection with this Agreement and the Escrow Agreement and otherwise to act on behalf of the Equityholders in all respects with respect to this Agreement and the Escrow Agreement, including, without limitation, the amendment or termination of such agreements. All decisions and actions by the Holder Representative shall be binding upon all of the Equityholders, and no Equityholder shall have the right to object to, dissent from, protest or otherwise contest the same. In the event of the death, incapacity or resignation of the Holder Representative, the Equityholders beneficially owning (or which, prior to the Effective Time, beneficially owned) a majority of the shares (or share-equivalents) (based upon the Fully Diluted Number) owned by all such Equityholders (the “Majority Equityholders”) shall promptly appoint a substitute Holder Representative which shall be reasonably acceptable to Parent; provided, however, in no event shall the Holder Representative resign without the Majority Equityholders having first appointed a substitute Holder Representative who shall assume such duties immediately upon the resignation of the Holder Representative; and, provided, further, that in the event of the death, incapacity or resignation of Ron Lachman as the Holder Representative, Eric Lachman automatically shall be appointed as the Holder Representative hereunder.
          (b) Neither Parent, Merger Sub nor the Surviving Corporation shall have the right to object to, protest or otherwise contest any matter related to the procedures for action being taken by the Holder Representative as between the Holder Representative and the Equityholders. Parent, Merger Sub and the Surviving Corporation hereby waive any claims they may have or assert, including those that may arise in the future, against either the Holder Representative or any of his Affiliates that relate to the Holder Representative’s role as such, including any claims for any action or inaction taken or not taken by the Holder Representative in connection herewith.
          (c) Each Equityholder that accepts payment of consideration in respect of the Merger as contemplated herein shall be deemed, by such acceptance of payment, or by his, her or its execution of the Letter of Transmittal, or by the approval of this Agreement in accordance with Section 5.2, as the case may be, to have agreed that (i) the provisions of this Section 8.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies such Equityholder may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this Section 8.7 would be inadequate, (iii) such Equityholder shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if such Equityholder brings an action to enforce the provisions of this Section 8.7 and (iv) the provisions of this Article VIII shall be binding upon such Equityholders and the successors and assigns of such Equityholders.
          (d) In addition, each Equityholder that accepts payment of consideration in respect of the Merger as contemplated herein shall be deemed, by such acceptance of payment, or by his, her or its execution of the Letter of Transmittal, or by the approval of this Agreement in accordance with Section 5.2, as the case may be, to have waived any claims he, she or it may have or assert, including those that may arise in the future, against the Holder Representative and any of his Affiliates, for any action or inaction taken or not taken by the Holder Representative in connection therewith, except for fraud.
          (e) Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Holder Representative in connection herewith shall be absolutely and irrevocably binding upon the Equityholders as if such Person had taken such action, exercised such rights, power or authority or made such decision or determination in his or its individual capacity, and no Equityholder shall have the right to object, dissent, protest or otherwise contest the same. The Holder Representative shall have no duties or obligations hereunder except those specifically set forth in this Agreement and in the Escrow Agreement, and such duties and obligations shall be determined solely by the express provisions of this Agreement and the Escrow Agreement.
          (f) Each Equityholder shall indemnify and hold harmless the Holder Representative and his successors, permitted assigns, Affiliates, directors, officers, employees and agents (collectively, “Holder Representative Indemnitees”) against all Losses incurred or sustained by a Holder Representative Indemnitee in connection with any Action, suit or proceeding to which such Holder Representative Indemnitee is made a party by reason of the fact it is or was acting as, on behalf of or in connection with the Holder Representative under this Agreement or its relationship to the Holder Representative, except for fraud.
          (g) The Holder Representative may reimburse himself for time spent on his duties as the Holder Representative at a rate of $400 per hour and for any amount incurred by or otherwise owing to him under the terms of this Agreement or the Escrow Agreement (whether for fees, expenses, indemnification claims or otherwise) from the Reserve Amount. In addition, if any amount is incurred by or otherwise owing to the Holder Representative under the terms of this Agreement or the Escrow Agreement (whether for fees, expenses, indemnification claims or otherwise) in excess of amounts remaining from the Reserve Amount, the Holder Representative may deduct such amount from any succeeding distributions to the Equityholders out of the Escrow Account.
          (h) Any notice or communication delivered by Parent, Merger Sub or the Surviving Corporation to the Holder Representative shall, as between Parent, Merger Sub and the Surviving Corporation, on the one hand, and the Equityholders, on the other hand, be deemed to have been delivered to all Equityholders. Parent, Merger Sub and the Surviving Corporation shall be entitled to rely exclusively upon any communication or writings given or executed by the Holder Representative in connection with any claims for indemnity and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Holder Representative. Parent, Merger Sub and the Surviving Corporation shall be entitled to disregard any notices or communications given or made by the Equityholders in connection with any claims for indemnity unless given or made through the Holder Representative.
          SECTION 8.8. Tax Treatment. Any payments under Section 5.13 and Article VIII of this Agreement shall be treated by the parties for federal, state, local and foreign income Tax purposes as a non-taxable reimbursement or purchase price adjustment. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Section 5.13 or Article VIII is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.1. Entire Agreement. This Agreement (including the Exhibits, Disclosure Schedule and other documents referred to herein) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof.

          SECTION 9.2. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided, that the Holder Representative may assign its rights, interests or obligations under this Agreement to a successor reasonably acceptable to Parent appointed in accordance with Section 8.7(a), without the consent of any other party hereto.
          SECTION 9.3. Severability. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law, but, in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable. Upon a determination that one or more of the provisions contained herein is invalid, illegal or unenforceable in any respect, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
          SECTION 9.4. Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement are consummated, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.
          SECTION 9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.
          SECTION 9.6. Jurisdiction; Forum. Each of the parties hereto consents to the jurisdiction of any state or federal court located within the State of Delaware, and irrevocably agrees that all actions or proceedings relating to this Agreement or any agreement or instrument executed hereunder shall be litigated in such courts, and each of the parties waives any objection which it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court and waives personal service of any and all process upon it, and consents to all such service of process made in the manner set forth in Section 9.9. Nothing contained in this Section 9.6 shall affect the right of any party to serve legal process on any other party in any other manner permitted by law. To the extent permitted by law, any judgment in respect of a dispute arising out of or relating to this Agreement may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of such judgment being conclusive evidence of the fact and amount of such judgment.
          SECTION 9.7. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN

ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          SECTION 9.8. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.
          SECTION 9.9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt if given by delivery in Person or by facsimile; or (b) on the next Business Day when sent by overnight courier service, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub:	NeuStar, Inc.
46000 Center Oak Plaza
Sterling, VA 20166
Telecopier: (571) 434-5735
Attention: General Counsel

with a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Telecopier: (212) 351-4035
Attention: William M. Rustum

if to the Company to:	UltraDNS Corporation
1851 Alexander Bell Drive
Suite 350
Reston, VA 20191
Telecopier: (703) 547-6070
Attention: Chief Executive Officer

with a copy to:	Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071
Telecopier: (213) 891-8763
Attention: David M. Hernand, Esq.

if to the Holder Representative:	Ron Lachman
c/o Ann Barry
3140 Whisperwoods Ct.
Northbrook, IL 60062
Telecopier: (847) 564-4460

and	Ron Lachman
c/o Ezra Goldman
1720 Shagbark Ct
Naperville, IL 60562
Telecopier: (847) 564-4460

with a copy to:	Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, CA 90071
Telecopier: (213) 891-8763
Attention: David M. Hernand, Esq.

and:	Martin Stapleton
Sofius Greenhouse Fund
c/o RVC Europe Limited
11 Upper Grosvenor Street
London W1K 2NB
United Kingdom
Telecopier: 44 20 7355 5701
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
          SECTION 9.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 5.12 or Article VIII (with respect to Parent Indemnitees or Seller Indemnitees or are not a party hereto), nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
          SECTION 9.11. Counterparts; Facsimiles. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile signature of this Agreement shall be valid and have the same force and effect as a manually signed original.
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          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

UltraDNS Corporation

By:	/s/ Ben Petro
Name:
Title:

NeuStar, Inc.

By:	/s/ Jeffrey E. Ganek
Name:
Title:

UDNS Merger Sub, Inc.

By:	/s/ Jeffrey E. Ganek
Name:
Title:

Solely in its capacity as Holder Representative:

Ron Lachman

By:	/s/ Ron Lachman
Name: Ron Lachman